Exhibit 10.2

FORM OF

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ARTISAN PARTNERS HOLDINGS LP,

a Delaware Limited Partnership

		Page

ARTICLE I

GENERAL PROVISIONS

1.1.	Name	2
1.2.	Place of Business	2
1.3.	Registered Office and Agent	2
1.4.	Purpose	2
1.5.	Term	2
1.6.	No Concerted Action	2

ARTICLE II

PARTNERSHIP UNITS

2.1.	General Provisions with Respect to Partnership Units	3
2.2.	Issuance of Additional Partnership Units	4

ARTICLE III

EXCHANGES; ISSUANCES OF ADDITIONAL PARTNERSHIP UNITS;
RECLASSIFICATIONS, SUBDIVISIONS AND ADDITIONAL ISSUANCES

3.1.	Exchanges	4
3.2.	Conversion of Convertible Preferred Stock; Exchange of Preferred Units	5
3.3.	Termination of Class B Common Unit Holder’s Employment	5
3.4.	Issuance of Class A Common Stock and Class B Common Stock	5
3.5.	Subdivision or Combination	6
3.6.	Issuance of Additional General Partner Securities	7
3.7.	Redemption and Repurchase of General Partner Securities	7

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1.	Capital Contributions	7
4.2.	Return of Capital	7
4.3.	Additional Capital Contributions	7

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(continued)

		Page

ARTICLE V

CAPITAL ACCOUNTS

5.1.	Capital Accounts	8
5.2.	Capital Account Register	9
5.3.	Interpretation	10

ARTICLE VI

DISTRIBUTIONS

6.1.	Current Distributions	10
6.2.	Distributions in connection with a Partial Capital Event	12
6.3.	Liquidating Distribution	13
6.4.	Nature of Distributions	13
6.5.	Restrictions on Distributions	13

ARTICLE VII

ALLOCATION OF ITEMS OF INCOME, GAIN, LOSS AND DEDUCTION FOR CAPITAL ACCOUNT PURPOSES

7.1.	Capital Account Allocations	13
7.2.	Tax Allocations	14
7.3.	Guaranteed Payments	14

ARTICLE VIII

RECORDS AND ACCOUNTING

8.1.	Books and Records	14
8.2.	Fiscal Year	14
8.3.	Reports to Limited Partners	15
8.4.	Investment of Partnership Funds	15
8.5.	Tax Matters Partner	15

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(continued)

		Page

ARTICLE IX

MANAGEMENT OF THE PARTNERSHIP;
RIGHTS AND DUTIES OF THE GENERAL PARTNER

9.1.	Management Powers of the General Partner	16
9.2.	Liability to Partnership Unit Holders and Partnership	17
9.3.	Indemnification	17
9.4.	Non-Exclusive Remedy	18
9.5.	Other Permissible Activities	18
9.6.	Expenses	19

ARTICLE X

LIMITED PARTNERS

10.1.	Limited Liability	20
10.2.	No Withdrawal	20

ARTICLE XI

DISSOLUTION AND TERMINATION

11.1.	Dissolution	20
11.2.	Distribution of Assets Upon Termination	21

ARTICLE XII

VOTING AND CLASS APPROVAL RIGHTS

12.1.	Voting and Class Approval Rights	24

ARTICLE XIII

TRANSFERABILITY OF PARTNERSHIP UNITS

13.1.	Restrictions on Transfers	25
13.2.	Permitted Transfers of LP Units	25
13.3.	Prohibited Transfers	26
13.4.	Transferees	27
13.5.	Substituted Limited Partner	28
13.6.	Partner Tax Documentation	28

ARTICLE XIV

GENERAL TERMS AND CONDITIONS

14.1.	Partition	29
14.2.	Binding Effect	29

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(continued)

-iv-

This FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ARTISAN PARTNERS HOLDINGS LP, dated as of                                 , 2013 and effective as of the Effective Time, is by and among Artisan Partners Asset Management Inc., as the General Partner, and the persons identified in the Register as the Class A Common Unit Holders, the Class B Common Unit Holders, the Class D Common Unit Holders, the Class E Common Unit Holders and the Preferred Unit Holders, as Limited Partners. Capitalized terms used herein without definition shall have the meanings assigned thereto on the attached Appendix A.

Recitals

WHEREAS, Ziegler Investment Corporation, as general partner, and the initial Class A Limited Partners named therein, formed this Partnership pursuant to the Agreement of Limited Partnership of Ziegler Partners, L.P., dated as of December 9, 1994 (the “Original LP Agreement”), and by filing a Certificate of Limited Partnership, dated as of December 7, 1994 and effective December 9, 1994, as amended (the “Certificate”), in respect thereof with the Secretary of State of the State of Delaware;

WHEREAS, the Original LP Agreement was duly amended and restated by the Amended and Restated Agreement of Limited Partnership of Artisan Partners Limited Partnership, dated as of July 3, 2006, which was duly amended and restated by the Second Amended and Restated Agreement of Limited Partnership of Artisan Partners Limited Partnership, dated as of April 30, 2009, which was duly amended by the First Amendment, Second Amendment and Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Artisan Partners Limited Partnership, dated as of June 8, 2009, March 30, 2011 and July 15, 2012, respectively, and which was duly amended and restated by the Third Amended and Restated Agreement of Limited Partnership of Artisan Partners Holdings LP, dated as of July 15, 2012, which was duly amended and restated by the Fourth Amended and Restated Agreement of Limited Partnership of Artisan Partners Holdings LP, dated as of March 12, 2013 (the “Fourth Restated LP Agreement”);

WHEREAS, the General Partner desires to amend and restate the Fourth Restated LP Agreement, effective as of the Effective Time, to, among other things, (i) permit the General Partner to apply the proceeds of any issuance of its Class A Common Stock to purchase outstanding LP Units and Convertible Preferred Stock and to contribute such LP Units and the Preferred Units corresponding to such Convertible Preferred Stock to the Partnership in exchange for new GP Units and (ii) modify the voting rights of the holders of the Preferred Units that remain outstanding after the Effective Time; and

WHEREAS, each Preferred Unit Holder and the General Partner have agreed pursuant to the Unit and Share Purchase Agreement, dated as of                  , 2013, between (i) the General Partner and (ii) H&F Brewer AIV, L.P., Hellman & Friedman Capital Associates V, L.P. and H&F Brewer AIV II, L.P. (the “Unit and Share Purchase Agreement”), to return to the Partnership at or about the Effective Time and thereafter distributions in the amounts set forth therein made by the Partnership to the Preferred Unit Holders and the General Partner prior to the Effective Time (collectively, the “Special Make-Whole Amount”);

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fourth Restated LP Agreement is hereby amended and restated in accordance with its terms as follows:

ARTICLE I

General Provisions

1.1. Name. The name of the Partnership is Artisan Partners Holdings LP.

1.2. Place of Business. The principal business office of the Partnership shall be 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202, or such other place as the General Partner shall designate.

1.3. Registered Office and Agent.

(a) The Partnership shall maintain a registered office in the State of Delaware, and shall maintain registration as a foreign limited partnership and take such other actions as the General Partner deems necessary or appropriate to allow the Partnership to conduct business in such jurisdictions as the General Partner deems appropriate.

(b) The General Partner shall maintain agents for the service of process in the State of Delaware and such other jurisdictions as the General Partner deems appropriate, and shall maintain the names and business addresses of such agents in the books and records of the Partnership. The General Partner may from time to time change the designation of any such party who is to serve as such agent and may provide for additional agents for service in such other jurisdictions as the General Partner deems appropriate.

1.4. Purpose. The Partnership may carry on any lawful business, purpose or activity.

1.5. Term. The term of the Partnership as a limited partnership organized under the laws of the State of Delaware commenced upon the filing of the original Certificate in accordance with the Act and such term shall continue until the Partnership is dissolved in accordance with the Act or this Agreement. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

1.6. No Concerted Action. Each Partnership Unit Holder hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Partnership Unit Holder. Other than in respect of the Partnership, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Partnership Unit Holder or its Affiliates and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein. To the fullest extent permitted by applicable law, nothing contained in this Agreement shall be construed as creating any fiduciary or other duty of a Limited Partner for the benefit of any other Partner, and the Limited Partners, each in its capacity as such, shall have no fiduciary duties to the Partnership, any Partnership Unit Holder or any other Person notwithstanding any other provision in this Agreement, at law (whether common or statutory), in equity or otherwise.

ARTICLE II

Partnership Units

2.1. General Provisions with Respect to Partnership Units.

(a) Each Partnership Unit Holder’s interest in the Partnership, including such Partnership Unit Holder’s interest, if any, in the capital, income, gain, loss, deduction and expense of the Partnership and the right to vote, if any, on certain Partnership matters as provided in this Agreement, shall be represented by Partnership Units. Subject to Section 2.2, the Partnership shall have six authorized classes of Partnership Units, designated GP Units, Preferred Units, Class A Common Units, Class B Common Units, Class D Common Units and Class E Common Units. The ownership by a Partnership Unit Holder of Partnership Units shall entitle such Partnership Unit Holder to allocations of profits and losses and other items and distributions of cash and other property as set forth in Article VI and Article VII. Except as provided in Sections 6.1(e), 6.2 and 11.2, each Partnership Unit shall represent an identical interest in the Profits of the Partnership. Each Person issued any LP Unit by the Partnership shall automatically be deemed admitted to the Partnership as a Limited Partner in respect of such LP Unit upon the issuance of such LP Unit to such Person. For the avoidance of doubt, each Person holding any LP Unit prior to the effectiveness of this Agreement and that continues to hold such LP Unit upon the effectiveness of this Agreement shall automatically continue as a Limited Partner of the Partnership in respect of such LP Unit.

(b) Each Partnership Unit Holder shall be entitled to one vote per Partnership Unit on all matters as to which such Partnership Unit is entitled to vote and, except as otherwise provided in this Agreement, each Partnership Unit shall have identical voting rights. Notwithstanding anything contained herein to the contrary, the Class E Common Unit Holders shall not have any voting rights under this Agreement, under the Act or otherwise, except as expressly set forth in Section 14.9.

(c) None of the Partnership Units shall be represented by certificates.

(d) The total number of Partnership Units issued and outstanding and held by Partnership Unit Holders is set forth in the Register (as maintained by the General Partner in accordance with this Agreement).

(e) For the avoidance of doubt, other than as provided for in Sections 11.1 and 11.2(d), the occurrence of the Preferred Units Preference Condition shall not affect the rights of the Preferred Unit Holders as a class of holders under this Agreement.

(f) To the extent the Partnership is required, in respect of any distribution of cash or other property or allocation of income to or otherwise with respect to a Partnership Unit Holder’s interest in the Partnership, to withhold or deduct or pay any present or future taxes, duties, assessments or governmental charges of whatever nature, the amount so withheld or deducted or paid shall be deemed for all purposes of this Agreement to have been distributed or allocated to or otherwise with respect to such Partnership Unit Holder in respect of its interest in the Partnership.

2.2. Issuance of Additional Partnership Units. Subject to Sections 12.1 and 14.9, the General Partner shall have the right to authorize and cause the Partnership to issue on such terms (including price) as may be determined by the General Partner (i) subject to the limitations set forth in Article III, additional Partnership Units, including preferred units (in addition to Preferred Units) or other classes or series of units having such rights, preferences and privileges as determined by the General Partner, and (ii) obligations, evidences of indebtedness or other securities or interests convertible into or exercisable or exchangeable for Partnership Units. Subject to Sections 12.1 and 14.9, the General Partner shall have the power to amend this Agreement in order to provide for such powers, designations, preferences and rights as the General Partner in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance in accordance with this Section 2.2.

ARTICLE III

Exchanges; Issuances of Additional Partnership Units;

Reclassifications, Subdivisions and Additional Issuances

3.1. Exchanges.

(a) Upon the exchange by any Common Unit Holder of Common Units for shares of Class A Common Stock pursuant to the Exchange Agreement, as of the effective date of such exchange, the Partnership shall cancel any Common Units so exchanged and for each Common Unit so exchanged issue one GP Unit to the General Partner.

(b) Upon the exchange by any Preferred Unit Holder of Preferred Units for shares of Convertible Preferred Stock pursuant to the Exchange Agreement, as of the effective date of such exchange, the Partnership shall record the transfer of each Preferred Unit so exchanged to the General Partner.

(c) Upon the exchange by any Preferred Unit Holder of Preferred Units for shares of Class A Common Stock pursuant to the Exchange Agreement, as of the effective date of such exchange, the Partnership shall cancel any Preferred Units so exchanged and for each Preferred Unit so exchanged issue to the General Partner a number of GP Units equal to the number of shares of Class A Common Stock issued to such holder upon such exchange.

(d) The General Partner shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, Class C Common Stock and Convertible Preferred Stock, such number of shares of Class A Common Stock, Class C Common Stock and Convertible Preferred Stock as shall be deliverable upon (i) any exchange contemplated by this Section 3.1, (ii) any conversion contemplated by Section 3.2, or (iii) any issuance of Class C Common Stock contemplated by Section 3.3.

3.2. Conversion of Convertible Preferred Stock; Exchange of Preferred Units. Upon the conversion of any shares of Convertible Preferred Stock into shares of Class A Common Stock pursuant to the Certificate of Incorporation of APAM, the General Partner shall exchange a corresponding number of Preferred Units held by it for a number of GP Units equal to the number of shares of Class A Common Stock issued to such holder upon such conversion.

3.3. Termination of Class B Common Unit Holder’s Employment. In the case of a Class B Common Unit Holder who is an employee of, or who provides services to or on behalf of, the Partnership or an Affiliate thereof, upon the termination of the performance of services of such Class B Common Unit Holder (a “Terminated Employee-Partner”) for any reason, each vested Class B Common Unit held by such Terminated Employee-Partner at the time of termination shall automatically be exchanged for a Class E Common Unit and such Class B Common Unit shall be cancelled for no other consideration. Any unvested Class B Common Units held by such Terminated Employee-Partner shall be automatically cancelled. Upon exchange of the vested Class B Common Units for Class E Common Units, the General Partner shall (i) issue to the Terminated Employee-Partner a number of shares of Class C Common Stock equal to the number of Class E Common Units held by the Terminated Employee-Partner, and (ii) automatically redeem and cancel the shares of Class B Common Stock held by the Terminated Employee-Partner. For the avoidance of doubt, vesting of Class B Common Units shall be governed by grant agreements between each Class B Common Unit Holder and the Partnership.

3.4. Issuance of Class A Common Stock and Class B Common Stock.

(a) Upon the issuance by the General Partner of any shares of Class A Common Stock (including, without limitation, in connection with any public or private offering or any compensation plan), the General Partner shall:

(i) with respect to any number of shares of Class A Common Stock so issued for cash, transfer the net proceeds of such issuance to (x) one or more Limited Partners in exchange for a number of LP Units equal to such number of shares of Class A Common Stock; or (y) apply the net proceeds of such issuance to purchase shares of its Convertible Preferred Stock, which shares shall be cancelled immediately upon their delivery to the General Partner;

(ii) with respect to all such shares of Class A Common Stock issued for cash, the proceeds of which are not applied in accordance with clause (i), contribute the net proceeds of such issuance to the Partnership in exchange for a number of newly issued GP Units equal to such number of shares of Class A Common Stock issued; or

(iii) except as provided in Section 3.4(b) with respect to the conversion, exercise or exchange of any security or other instrument into or for shares of Class A Common Stock, with respect to all shares of Class A Common Stock not issued for cash, cause the Partnership to issue to it a number of GP Units equal to such number of shares of Class A Common Stock so issued.

Any LP Units acquired in accordance with clause (i) above or any Preferred Units corresponding to shares of Convertible Preferred Stock acquired or repurchased in accordance with clause (i) above shall automatically convert into a GP Unit. The General Partner shall automatically redeem and cancel each share of Class B Common Stock or Class C Common Stock corresponding to any LP Unit repurchased in accordance with clause (i) above.

(b) Upon the conversion, exercise or exchange of any security or other instrument convertible into or exercisable or exchangeable for shares of Class A Common Stock, the General Partner shall contribute the LP Units underlying such security or other instrument, together with the exercise price, if any, received therefor to the Partnership in exchange for a number of GP Units equal to the number of shares of Class A Common Stock issued upon such conversion, exercise or exchange.

(c) At any time the Partnership issues a Class B Common Unit, the General Partner shall issue a share of Class B Common Stock to the recipient of such Class B Common Unit. Upon the forfeiture of any Class B Common Unit, the General Partner shall automatically redeem and cancel the corresponding share of Class B Common Stock.

3.5. Subdivision or Combination.

(a) The General Partner shall not in any manner effect any Subdivision or Combination of any of its Class A Common Stock, and the Partnership shall not in any manner effect any Subdivision or Combination of GP Units unless the GP Units or the shares of Class A Stock are subdivided or combined, as the case may be, into an identical number of units or shares.

(b) The General Partner shall not in any manner effect any Subdivision or Combination of any of its Convertible Preferred Stock unless the Preferred Units are subdivided or combined in equal proportion to such Subdivision or Combination.

(c) The Partnership shall not in any manner effect any Subdivision or Combination of Preferred Units unless the shares of Convertible Preferred Stock are subdivided or combined in equal proportion to such Subdivision or Combination.

(d) So long as any Preferred Units are outstanding, the Partnership shall not in any manner effect any Subdivision or Combination of any (i) GP Units unless the Preferred Units are subdivided or combined in equal proportion to such Subdivision or Combination, and (ii) Preferred Units unless the GP Units are subdivided or combined in equal proportion to such Subdivision or Combination.

3.6. Issuance of Additional General Partner Securities. Subject to Section 3.4, the General Partner shall not issue, and shall not agree to issue (including pursuant to any security or other instrument convertible into or exercisable or exchangeable for) any class of equity securities other than Class A Common Stock, Class B Common Stock pursuant to Section 3.4(b), Class C Common Stock pursuant to Section 3.3 or Convertible Preferred Stock pursuant to Section 3.1(b) (“Additional General Partner Securities”), unless (i), subject to Section 12.1, the Partnership shall issue or agree to issue, as the case may be, to the General Partner a number of units with designations, preferences and other rights and terms that are substantially the same as such Additional General Partner Securities (“Additional Partnership Units”) equal to the number of such Additional General Partner Securities issued by the General Partner, and (ii) the General Partner transfers to the Partnership the net proceeds of the issuance of such Additional General Partner Securities and agrees to transfer to the Partnership any amounts paid by the holders thereof upon their exercise, if applicable.

3.7. Redemption and Repurchase of General Partner Securities. Subject to Section 3.4(a)(i), if the General Partner redeems, repurchases or otherwise acquires any shares of its Class A Common Stock, Convertible Preferred Stock or Additional General Partner Securities for cash, the Partnership shall, at substantially the same time as such redemption, repurchase or acquisition, redeem an identical number of GP Units, Preferred Units or Additional Partnership Units (as the case may be) held by the General Partner upon the same terms and for the same price, as the redemption, repurchase or acquisition of the Class A Common Stock, Convertible Preferred Stock or Additional General Partner Securities.

ARTICLE IV

Capital Contributions

4.1. Capital Contributions. Each Partnership Unit Holder as of the Effective Time shall be deemed to have contributed to the capital of the Partnership the amounts set forth opposite each Partnership Unit Holder’s name in the Capital Account Register as of the Effective Time.

4.2. Return of Capital. The General Partner shall have no personal liability for the repayment of the Capital Contribution of any Limited Partner or for repayment to the Partnership of any portion of any negative balance in any Partnership Unit Holder’s Capital Account. Nothing in this Section 4.2 shall be construed to limit the General Partner’s liability to creditors of the Partnership. No Partnership Unit Holder shall be paid interest on any Capital Contributions or on such Partnership Unit Holder’s Capital Account.

4.3. Additional Capital Contributions. No Partnership Unit Holder shall be required, or have the right, to make any additional Capital Contributions or loans to the Partnership which are not specified herein (except as may be required by law).

ARTICLE V

Capital Accounts

5.1. Capital Accounts. There shall be maintained for each Partnership Unit Holder a Capital Account in accordance with the following:

(a) Credits. Each Partnership Unit Holder’s Capital Account shall be credited with (increased by) such Partnership Unit Holder’s Capital Contributions, any income or gain allocated to such Partnership Unit Holder pursuant to Section 7.1, and the amount of any liabilities or indebtedness of the Partnership that is assumed by such Partnership Unit Holder or that is secured by any property distributed to such Partnership Unit Holder.

(b) Debits. Each Partnership Unit Holder’s Capital Account shall be debited with (reduced by) the amount of cash and the Fair Market Value of any property distributed to such Partnership Unit Holder (except to the extent a distribution is treated as a “guaranteed payment” under Section 707(c) of the Code), any expenses or losses allocated to such Partnership Unit Holder pursuant to Section 7.1, and the amount of any liabilities or indebtedness of such Partnership Unit Holder that is assumed by the Partnership or that is secured by any property contributed by such Partnership Unit Holder to the Partnership.

(c) Revaluations.

(i) Allocation of Net Gain Generally. If immediately prior to any Revaluation Event (x)(I) the aggregate Revaluation Capital Account balances in respect of all of the Preferred Unit Holders (disregarding the portion of the General Partner’s Revaluation Capital Account attributable to GP Units) at such time is at least equal to the product of the Preferred Unit Preference Amount multiplied by the number of Preferred Units outstanding at such time or (II) the Preferred Unit Holders are no longer entitled to preferential distributions with respect to either Partial Capital Events pursuant to Section 6.2 or upon dissolution or liquidation of the Partnership pursuant to Section 11.2(d) and (y) the Revaluation Capital Account balance in respect of any Partnership Unit Holder is less than the amount equal to the aggregate Revaluation Capital Account balances of all Partnership Unit Holders multiplied by the Percentage Interest of such Partnership Unit Holder (such difference, in respect of such Partnership Unit Holder, a “Capital Account Shortfall”), the amount of net gain in connection with such Revaluation Event allocated with respect to: (1) a Common Unit Holder will equal (A) the net gain in connection with the Revaluation Event minus the GP Revaluation Event Allocable Gain multiplied by (B) a fraction, the numerator of which is the Unit Shortfall with respect to the Common Unit Holder and the denominator of which is the Aggregate Shortfall; and (2) the General Partner will equal the GP Revaluation Event Allocable Gain; provided that no gain shall be allocated pursuant to this clause (i) to the extent it would cause the Revaluation Capital Account balance in respect of any Common Unit Holder to be greater than the amount equal to the aggregate Revaluation Capital Account balances of all Partnership Unit Holders multiplied by the Percentage Interest of such Partnership Unit Holder immediately after the Revaluation Event. For the avoidance of doubt, any remaining amount of net gain in connection with such Revaluation Event following the foregoing allocation shall be allocated among the Partnership Unit Holders pursuant to Section 7.1.

(ii) Allocation of Net Loss Generally. If immediately prior to any Revaluation Event (and after allocating net loss pursuant to Section 5.1(c)(iii), if applicable) any Common Unit Holder has a Capital Account Shortfall, the amount of net loss in connection with such Revaluation Event allocated with respect to (1) a Common Unit Holder will equal (x) the net amount of loss to be allocated in connection with the Revaluation Event (after application of Section 5.1(c)(iii), if applicable) minus the GP Revaluation Event Allocable Loss multiplied by (y) a fraction, the numerator of which is the Unit Surplus with respect to the Common Unit Holder and the denominator of which is the Aggregate Surplus; and (2) the General Partner will equal the GP Revaluation Event Allocable Loss.

(iii) Priority Allocation of Net Loss to Preferred Unit Holders. From and after the time, if any, at which the Preferred Unit Holders are no longer entitled to preferential distributions with respect to either Partial Capital Events pursuant to Section 6.2 or upon dissolution or liquidation of the Partnership pursuant to Section 11.2(d), if and to the extent any Common Unit Holder has a Capital Account Shortfall immediately prior to any Revaluation Event, (x) an amount of net gain in connection with such Revaluation Event, if any, shall be allocated pursuant to Section 5.1(c) (i), and (y) an amount of net loss in connection with such Revaluation Event, if any, equal to the Preferred Unit Loss Allocation will be allocated to the Preferred Unit Holders on a pro rata basis until (and only until) the Revaluation Capital Account balance in respect of each Preferred Unit Holder is equal to the aggregate Revaluation Capital Account balances of all Partnership Unit Holders multiplied by the Percentage Interest of such Preferred Unit Holder. For the avoidance of doubt, any remaining amount of net loss in connection with such Revaluation Event following the allocation in foregoing subclause (y) shall be allocated pursuant to Section 5.1(c)(ii).

(d) Transfers. In the event any Limited Partner Transfers or exchanges all or any portion of such Limited Partner’s Partnership Units in accordance with this Agreement or the Exchange Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred LP Units.

(e) Treasury Regulations. The Partnership shall maintain the Capital Accounts in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).

5.2. Capital Account Register. The Capital Accounts of the Partnership Unit Holders as of the Effective Time shall be set forth in the Capital Account Register. After the Effective Time, the General Partner shall maintain and periodically update the Capital Account Register in accordance with the terms hereof. The Capital Account Register shall be conclusive and binding upon the Partnership Unit Holders as the calculation of each Partnership Unit Holder’s Capital Account absent manifest error by the General Partner, except that the General Partner shall make any adjustments necessary to permit delivery of the opinions referred to in Section 8.3(a).

5.3. Interpretation. The provisions of Section 5.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent therewith (including the rules set forth in the Treasury Regulations for determining the items and amounts of income, gain, loss and deduction to be taken into account for Capital Account purposes). In the event the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to debt that is secured by contributed or distributed property or that is assumed by the Partnership or the Partnership Unit Holders), are computed in order to comply with such Treasury Regulations or any successor thereto, the General Partner may make such modification provided that it is unlikely to have a material effect on the amounts distributable to any Partnership Unit Holder.

ARTICLE VI

Distributions

6.1. Current Distributions.

(a) Current Tax Distributions. To the extent permitted by law and consistent with the Partnership’s obligations to its creditors as reasonably determined by the General Partner, the Partnership shall make tax distributions on or before the Tax Distribution Dates, provided that except as provided in Section 6.1(c), no tax distributions shall be made to any Partnership Unit Holder in respect of any event that would give rise to a distribution under Sections 6.2 or 11.2(d). The aggregate amount of the tax distribution made with respect to any given Tax Distribution Date shall be the product of (i) the estimated federal taxable income of the Partnership under the provisions of the Code, as though the Partnership were an individual, for the portion of the Fiscal Period ending on the last day of the calendar month immediately preceding the Tax Distribution Date and commencing on the first day of the calendar month that includes the immediately preceding Tax Distribution Date, multiplied by (ii) the Tax Rate. Notwithstanding the foregoing, to the extent the Partnership has had an estimated federal taxable loss for any prior Fiscal Period in that Fiscal Year, the amount in clause (i) above shall be reduced by that portion of the loss remaining after reducing taxable income for prior Fiscal Periods in such Fiscal Year for the loss. Each Partnership Unit Holder shall receive a tax distribution proportional with the amount of federal taxable income to be allocated to such Partnership Unit Holder pursuant to Section 7.2; provided that no tax distributions shall be made to a Partnership Unit Holder in respect of (x) any amounts distributed to such Partnership Unit Holder and treated as a “guaranteed payment” under Section 707(c) of the Code or (y) any allocations of gross income to such Partnership Unit Holder pursuant to Section 6 of Appendix B.

(b) Additional Tax Distributions. In the event any income tax return of the Partnership, as a result of an audit or otherwise, reflects items of income, gain, loss or deduction which are different from the amounts estimated for each Partnership Unit Holder pursuant to Section 6.1(a) with respect to the Fiscal Period of such return in a manner that results in additional income or gain of the Partnership being allocated to all or some of the Partnership Unit Holders, then to the extent permitted by law and consistent with the Partnership’s obligations to its creditors as reasonably determined by the General Partner, an additional tax distribution shall be made under the principles of Section 6.1(a) to each Partnership Unit Holder to whom such additional income or gain is allocated, except that (i) the last day of the calendar month in which such adjustment occurs shall be treated as a Tax Distribution Date and (ii) the amount of such additional income or gain shall be treated as the federal taxable income of the Partnership. All additional tax distributions made to any Partnership Unit Holder pursuant to this Section 6.1(b) shall be treated as an advance against future distributions by the Partnership to such Partnership Unit Holder pursuant to Sections 6.1(d) and 6.2 and clauses (iii), (iv), (v), (vi) and (vii) of Section 11.2(d), and all distributions to such Partnership Unit Holder pursuant to Sections 6.1(d) and 6.2 and clauses (iii), (iv), (v), (vi) and (vii) of Section 11.2(d) shall be reduced by the amount of any such tax distributions advanced to such Partnership Unit Holder prior to or on the date of such distribution that have not previously been taken into account to reduce the amount of distributions pursuant to such aforementioned provisions.

(c) Special Tax Distributions. Where the anticipated federal, state and local taxes required to be paid by a Partnership Unit Holder in respect of its distributive share of the income and gain attributable to a Partial Capital Event exceed the cash distributions to any Partnership Unit Holder (the “Distributee Partner”) pursuant to Section 6.2 for such Partial Capital Event (such excess amount, the “PCE Tax Shortfall”), the Partnership shall make an additional tax distribution, subject to the limitations set forth in Section 6.1(a), to the Distributee Partner in the amount equal to the PCE Tax Shortfall (“Special Tax Distribution”). The Special Tax Distribution shall be taken from the cash that would otherwise be distributed to the Preferred Unit Holders under Section 6.2(a); provided that in no event shall the Preferred Unit Holders receive, in the aggregate, cash in an amount equal to less than the product of (A) their aggregate Percentage Interest at the time of the relevant Partial Capital Event and (B) the aggregate net proceeds of the relevant Partial Capital Event. Notwithstanding anything contained in this Agreement, all subsequent distributions to the Distributee Partner (other than Tax Distributions) shall be made to the Preferred Unit Holders until the Special Tax Distribution has been repaid to the Preferred Unit Holders.

(d) Other Current Distributions. Distributions, other than those made pursuant to Section 6.2 or Section 11.2, may be declared by the General Partner out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the General Partner shall determine and shall be made to the Partnership Unit Holders as of the close of business on such record date as the General Partner shall determine on a pro rata basis in accordance with each Partnership Unit Holder’s Percentage Interest as of the close of business on such record date; provided that the General Partner shall have the obligation to make the distributions set forth in Sections 6.1(a), (b) and (c) and Sections 6.2 and 11.2; and provided, further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Partnership Unit Holder or former Partnership Unit Holder to the extent such distribution would render the Partnership insolvent or would otherwise violate the Act. For purposes of the foregoing sentence, insolvency shall mean the inability of the Partnership to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(d), the General Partner shall give notice to each Partnership Unit Holder of the record date, the amount and terms of the distribution and the payment date thereof.

(e) Bonus Make-Whole Adjustments. Notwithstanding anything to the contrary herein, each distribution after the Effective Time otherwise made and allocable pursuant to Section 6.1(d), Section 6.2 or Section 11.2(d)(iii) (i) to a Contributing Partner shall be reduced by such Contributing Partner’s Bonus Responsible Share and (ii) to a Non-Contributing Partner shall be increased by such Non-Contributing Partner’s Bonus Make-Whole Amount, provided that the maximum amount a Non-Contributing Partner may receive with respect to LP Units held at the Effective Time pursuant to this Section 6.1(e) shall equal such Non-Contributing Partner’s Bonus Make-Whole Share as of the Effective Time.

6.2. Distributions in connection with a Partial Capital Event. So long as any Preferred Units shall remain outstanding, the General Partner shall promptly, and in any event within 20 days following the occurrence of a Partial Capital Event, notify the Partnership Unit Holders in writing that such Partial Capital Event has occurred and the amount of distributions, if any, to be distributed to such Partnership Unit Holder pursuant to this Section 6.2, and within 60 days after the completion of any Partial Capital Event, distribute the net proceeds thereof to the Partnership Unit Holders as of the close of business on such record date (which shall be reasonably proximate to the time of distributions pursuant to this Section 6.2) as the General Partner shall determine as follows:

(a) First, until the occurrence of the Preferred Units Preference Condition, whereupon all distributions in respect of Partial Capital Events shall be made in the manner described in Section 6.2(b) and (c), subject to the provisions of Section 6.1(c), 60% to the Preferred Unit Holders (in proportion to their respective Capital Accounts as of the record date) and 40% to the Other Unit Holders (in proportion to their respective Capital Accounts as of the record date), until the amount distributed on each Preferred Unit in respect of all Partial Capital Events equals the Preferred Unit Preference Amount. For the avoidance of doubt, the Preferred Unit Holders may decline all or any portion of a distribution to be made pursuant to this Section 6.1(a) by giving written notice to the General Partner within 10 days after receiving notice that a Partial Capital Event has occurred.

(b) Second, in the event that cash has been distributed pursuant to Section 6.2(a) and prior distributions pursuant to this Section 6.2(b) have not fully satisfied the Partnership’s obligations under this Section 6.2(b) in respect of such distributions under Section 6.2(a), 100% to the Other Unit Holders, until the cumulative amount of all distributions to the Other Unit Holders made pursuant to Section 6.2(a) and this Section 6.2(b) in respect of all Partial Capital Events since the Effective Time equals the amount such Other Unit Holders would have received from all such distributions had each such distribution been made in accordance with the Partnership Unit Holders’ respective Percentage Interests at the time of such distributions. Distributions to the Other Unit Holders pursuant to this Section 6.2(b) shall be in proportion to their respective Capital Accounts as of the record date for such distribution. Distributions made pursuant to Section 6.2(a) and this Section 6.2(b) (including advances, if any, on such distributions pursuant to Section 6.1) shall not exceed, in the aggregate, an amount equal to the quotient of (i) the product of (x) the Preferred Unit Preference Amount multiplied by (y) the number of Preferred Units outstanding at the time of the initial distribution pursuant to Section 6.2(a) divided by (ii) the aggregate Percentage Interest of the Preferred Unit Holders at the time of the initial distribution pursuant to Section 6.2(a).

(c) Third, to the Partnership Unit Holders in proportion to their respective Capital Accounts as of the record date, provided that if in respect of any Partial Capital Event no distribution is required pursuant to Section 6.2(a) or (b), no distribution shall be required in respect of such Partial Capital Event.

6.3. Liquidating Distribution. In the event the Partnership is liquidated pursuant to Article XI, liquidating distributions shall be made pursuant to Section 11.2(d).

6.4. Nature of Distributions. Other than distributions pursuant to Sections 6.1(a), 6.1(b) and 6.1(c), which shall be made in cash, and Section 6.3, which shall be made as set forth in Section 11.2(d), subject to Section 12.1(a)(iii), the Partnership may make distributions in kind; provided that, in the event of any such in-kind distribution, all recipients of such distribution shall receive the same general form of consideration.

6.5. Restrictions on Distributions. Notwithstanding any provision to the contrary in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partnership Unit Holder on account of its Partnership Units or other interest in the Partnership to the extent that such distribution would violate the Act or other applicable law.

ARTICLE VII

Allocation of Items of Income, Gain, Loss and Deduction for Capital Account Purposes

7.1. Capital Account Allocations. Except as provided in Section 5.1(c) and Appendix B hereto, for Capital Account purposes, all items of income, gain, loss and deduction shall be allocated among the Partnership Unit Holders in accordance with their Percentage Interests, provided that:

(a) if and to the extent the allocation of any loss or deduction to the Preferred Unit Holders would cause the Capital Account balance in respect of any Preferred Unit outstanding at the time to fall below the sum of (i) until the occurrence of the Preferred Units Preference Condition, the Preferred Unit Preference Amount, (ii) any Pre-IPO Accrued and Undistributed Profits allocated to such Preferred Unit and (iii) any

Post-IPO Accrued and Undistributed Profits allocated to such Preferred Unit, the allocation of such loss or deduction otherwise allocable to the Preferred Unit Holders will instead be allocated to the Other Unit Holders having positive Capital Account balances in proportion to their Percentage Interests, provided that no losses or deductions shall be allocated pursuant to this Section 7.1(a) to any Other Unit Holder if and to the extent such allocation would cause the Capital Account balance in respect of any GP Unit or Common Unit outstanding at the time to fall below the sum of (i) any Pre-IPO Accrued and Undistributed Profits allocated to such Partnership Unit and (ii) any Post-IPO Accrued and Undistributed Profits allocated to such Partnership Unit, and

(b) to the extent any distributions are adjusted pursuant to Section 6.1(e) or returned pursuant to the Unit and Share Purchase Agreement, an amount of income that otherwise would have been allocated to Contributing Partners whose distributions were reduced or returned shall instead be allocated in an amount equal to such reduction or return to Non-Contributing Partners whose distributions were increased.

7.2. Tax Allocations. For federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partnership Unit Holders in accordance with the allocations of the corresponding items for Capital Account purposes under Section 7.1, except that items with respect to which there is a difference between tax basis and Carrying Value will be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(4)(i).

7.3. Guaranteed Payments. Any payment of salary, bonus or taxable fringe benefits made by the Partnership or its Subsidiaries to a Partnership Unit Holder shall be treated as a “guaranteed payment” under Section 707(c) of the Code. For the avoidance of doubt, distributions to the Preferred Unit Holders shall not be treated as “guaranteed payments” under Section 707(c) of the Code.

ARTICLE VIII

Records and Accounting

8.1. Books and Records. The General Partner, at the Partnership’s cost and expense, shall maintain or cause to be maintained accurate books and records of the Partnership and each Subsidiary at the principal place of business of the General Partner or such other place as the General Partner shall reasonably determine. Such books and records shall be open to the inspection of each Partnership Unit Holder in person or by its duly authorized representatives at such place during regular business hours within a reasonable time after receipt of a written request for such inspection. Any expense for any inspection (including any copying of such records) shall be borne by the Partnership Unit Holder causing such inspection to be conducted.

8.2. Fiscal Year. Unless otherwise required by law, the Fiscal Year of the Partnership and its Subsidiaries shall be an annual period ending on December 31.

8.3. Reports to Limited Partners. The General Partner shall cause to be prepared, at the Partnership’s expense, and shall use its best efforts to deliver to each Limited Partner (other than the items specified in clauses (a)(ii) and (c) below which shall only be delivered to the Original H&F Holders), the following:

(a) Annual Report. Within 90 days after the end of each Fiscal Year, (i) an annual report containing the audited consolidated financial statements of the Partnership and its Subsidiaries prepared in accordance with GAAP and accompanied by a report thereon containing the opinion of an independent accounting firm (the “Audited Financial Statements”), and (ii) an opinion or opinions from the independent accounting firm in connection with the preparation of the Audited Financial Statements as to (A) the GAAP capital accounts of the Preferred Unit Holders having been maintained in accordance with applicable law and the terms of this Agreement and (B) such Preferred Unit Holders’ GAAP capital account balance as of the end of such Fiscal Year.

(b) Tax Return Information. Within 82 days after the end of each Fiscal Year, information necessary (or reasonably requested by a Partnership Unit Holder) as a result of the Partnership Unit Holder’s investment in the Partnership for the preparation by the Partnership Unit Holders of their income tax returns. After the end of each Fiscal Year, upon reasonable request of Preferred Unit Holders holding a majority of Preferred Units, the Partnership will use its commercially reasonable efforts to provide to the Preferred Unit Holders good faith estimates of the information required to be provided pursuant to the first sentence of this Section 8.3(b).

(c) Interim Reports. Within 45 days after the end of each quarter (other than the fourth quarter), unaudited consolidated financial statements of the Partnership and its Subsidiaries for such quarter.

8.4. Investment of Partnership Funds. All funds of the Partnership and its Subsidiaries shall be either (i) deposited in the name of the Partnership or the applicable Subsidiary in such accounts as shall be designated by the General Partner or (ii) invested at the General Partner’s discretion. Withdrawals therefrom shall be made solely by such officers of the Partnership or of the applicable Subsidiary, as applicable, or other duly appointed individuals as the General Partner may designate.

8.5. Tax Matters Partner. The General Partner shall be the “tax matters partner,” as that term is defined in Code Section 6231(a)(7) (the “Tax Matters Partner”) with all of the rights, duties and powers provided for in Code Sections 6221 through 6232, inclusive. The Tax Matters Partner, as an authorized representative of the Partnership, shall direct the defense of any claims made by the Internal Revenue Service to the extent that such claims relate to the adjustment of Partnership items at the Partnership level and, in connection therewith, may retain and pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner from Partnership funds. Notwithstanding the foregoing, the Tax Matters Partner shall require the consent of the General Partner and the holders of a majority of the Class A Common Units, the Class B Common Units, the Class D Common Units and the Preferred Units, each voting as a separate class, on matters that materially adversely affect the allocation of the basis step-up in the Partnership assets under Sections 734 and 743 of the Code; provided, however, that any such allocation shall be made only in accordance with all provisions of the Code, and any other law (federal, state or local), the regulations thereunder and any administrative guidance issued by any regulatory authority. The General Partner shall promptly deliver to each Limited Partner a copy of all notices and communications with respect to income or similar taxes received from the Internal Revenue Service or other taxing authority relating to the Partnership which might materially adversely affect such Limited Partners, and consult with, and consider in good faith the recommendation of any such materially and adversely affected Preferred Unit Holder in respect of the defense of any claim. All expenses of the Tax Matters Partner (including reasonable disbursements) and other fees and expenses in connection with such defense shall be borne by the Partnership. Neither the Tax Matters Partner nor the Partnership shall be liable for any additional tax, interest or penalties payable by a Partnership Unit Holder or any costs of separate counsel chosen by such Partnership Unit Holder to represent the Partnership Unit Holder with respect to any aspect of such challenge.

ARTICLE IX

Management of the Partnership;

Rights and Duties of the General Partner

9.1. Management Powers of the General Partner. Except as otherwise expressly provided herein, the General Partner (a) shall have the exclusive authority to manage and conduct the business of the Partnership, including the sole authority to manage, control and administer the day-to-day business and affairs of the Partnership, (b) is hereby authorized and vested with the power on behalf of the Partnership to do all acts necessary or incidental to the carrying out of the business of the Partnership, and (c) shall have all of the rights and powers of a general partner of a limited partnership under the Act, including the authority, right and power to make, do or perform the following:

(i) lease real property and buy, sell or lease personal property in connection with the Partnership’s business;

(ii) borrow money and procure temporary, permanent, conventional or other financing for purposes of financing the operations and development of the Partnership’s business, on such terms and conditions and at such rates of interest as it deems appropriate in connection therewith and if security is required therefor, mortgage or grant any other security interest in and to any portion of the property or assets of the Partnership;

(iii) cause property acquired by the Partnership to be taken and held in the Partnership’s name or in the name of nominees or trustees, provided that said property shall nevertheless be Partnership property subject to this Agreement;

(iv) subject to Section 8.5, bring, defend, settle, compromise or otherwise participate in any and all actions, proceedings or investigations, whether at law, in equity or both, or before any Governmental Authority or agency, and whether brought against the Partnership or the General Partner, arising out of, connected with or related in any way to the business and affairs of the Partnership or the enforcement or protection of interests in the Partnership; the decision to settle or compromise in such a controversy and the terms and circumstances of such settlement or compromise shall be solely the decision of the General Partner, as shall the decision to appeal to the court of last resort any decision adverse to the interest of the Partnership;

(v) employ such persons, firms or corporations and fix their reasonable compensation as may be necessary for the preparation of the Partnership’s financial statements, tax returns and reports and to carry on the business and accomplish the purposes of the Partnership;

(vi) appoint officers of the Partnership, and delegate duties and grant authority to such officers of the Partnership;

(vii) pay out of Partnership funds all fees and expenses necessary to carry on the business and to accomplish the purposes of the Partnership, including, without limitation, Partnership administration;

(viii) open accounts and deposit and maintain funds in the name of the Partnership in banks, savings and loan associations, brokerage firms or other financial institutions; and

(ix) exercise the powers of the Partnership as an equity holder, member, manager, limited partner or general partner, as the case may be, of its Subsidiaries.

The General Partner, as determined by its board of directors, may delegate to its officers or to the officers of the Partnership any of the foregoing authority, rights and powers.

9.2. Liability to Partnership Unit Holders and Partnership. In the absence of fraud, willful misconduct or gross negligence, neither the General Partner nor any officers or directors of the General Partner shall be liable to the Partnership Unit Holders or the Partnership for (i) any mistake in judgment or (ii) any action or inaction taken or omitted in the course of performing its duties under this Agreement or in connection with the business of the Partnership. In addition, neither the General Partner nor any officers or directors of the General Partner shall be liable to the Partnership Unit Holders or the Partnership for any loss due to the mistake, negligence, dishonesty, fraud or bad faith of any employee, broker or other agent of the Partnership selected by the General Partner without willful misconduct or gross negligence on the part of the General Partner or such officer or director.

9.3. Indemnification.

(a) The General Partner, Artisan Investment Corporation, former Advisory Committee members, any officers or directors of the General Partner or Artisan Investment Corporation and their respective heirs, successors and assigns will be indemnified and held harmless by the Partnership against any losses, damages, costs or expenses (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of the Partnership) arising as a result of their being the General Partner, the former general partner, a former Advisory Committee member, or an officer or director of the General Partner or the former general partner to the maximum extent that they could be indemnified if the Partnership were a Delaware corporation and they were directors of such corporation. In addition, the Partnership shall pay the costs or expenses (including reasonable attorneys’ fees) incurred by the parties indemnified herein in advance of a final disposition of such matter so long as such indemnified party undertakes to repay such expenses if he or she is adjudicated not to be entitled to indemnification.

(b) An officer or employee of, and any Persons whose full-time or part-time professional efforts are devoted to providing services to, the Partnership or any Subsidiary of the Partnership will be indemnified by the Partnership against any losses, damages, costs or expenses (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an officer or employee of the Partnership; provided, however, that no such Person shall be so indemnified or reimbursed for any claim, obligation or liability which shall have been finally adjudicated to have arisen out of or been based upon the intentional misconduct, gross negligence, fraud or knowing violation of law by such Person. In addition, the Partnership shall pay the costs or expenses (including reasonable attorneys’ fees) incurred by such Persons indemnified herein in advance of a final disposition of such matter so long as such Person undertakes to repay such expenses if he or she is adjudicated not to be entitled to indemnification; provided, however, that such Person gives prompt notice thereof, executes such documents and takes such action as will permit the Partnership to conduct the defense or settlement thereof and cooperates therein.

9.4. Non-Exclusive Remedy. The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Partnership Unit Holder or other Person indemnified hereunder may be entitled. Nothing contained in this Article IX shall limit any lawful rights to indemnification existing independently of this Article IX. No amendment, modification or repeal of Section 9.3 or this Section 9.4 shall adversely affect the indemnification rights of any Partnership Unit Holder or Person hereunder with respect to any claim giving rise to such rights that arises prior to the time of such amendment, modification or repeal.

9.5. Other Permissible Activities. Except to the extent otherwise provided in any agreement between a Partnership Unit Holder and the Partnership, any Limited Partner (except for the Class B Common Unit Holders) and any officer or director of any such Limited Partner or the General Partner may (either directly or through its Affiliates) engage in or possess interests in other business ventures of every kind and description for its own account, including, without limitation, investing in other entities that engage in, or directly engaging in, institutional and retail investment management. Neither the Partnership nor any of the Partnership Unit Holders shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. Except for the General Partner and the Class B

Common Unit Holders, each Partnership Unit Holder and each such Partnership Unit Holder’s Affiliates, in any such Person’s capacity as a Partnership Unit Holder or an Affiliate of a Partnership Unit Holder, and any officer, director, agent, member or partner of a Class A Common Unit Holder, Class D Common Unit Holder, Class E Common Unit Holder or Preferred Unit Holder, in such Person’s capacity as a director of the General Partner (a “Director Representative”), shall have no obligation to the Partnership to present any business opportunity to the Partnership, even if the opportunity is one that the Partnership might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person, in such Person’s capacity as a Partnership Unit Holder or an Affiliate of a Partnership Unit Holder (or, to the fullest extent permitted by law and the Certificate of Incorporation of the General Partner, in a Director Representative’s capacity as a director of the General Partner), shall be liable to the Partnership or any Partnership Unit Holder for breach of any fiduciary or other duty (if any), as a Partnership Unit Holder or otherwise, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Partnership, notwithstanding any other provisions of this Agreement, at law (whether common or statutory), in equity or otherwise. The General Partner will not engage in any business activity other than the management and ownership of the Partnership and its Subsidiaries, or own any assets (other than on a temporary basis) other than Partnership Units, cash or cash-like instruments, provided that the General Partner may take any action (including incurring its own indebtedness) or own any asset if it determines in good faith that such actions or ownership are in the best interest of the Partnership.

9.6. Expenses. The General Partner shall be entitled to reimbursement from the Partnership for the General Partner’s operating expenses, overhead and other fees and expenses. Without limiting the foregoing sentence, at the General Partner’s sole discretion, cash distributions may be made to the General Partner (which distributions shall be made without pro rata distributions to the other Partnership Unit Holders) in amounts required for the General Partner to pay (a) operating, administrative and other similar costs incurred by the General Partner, including payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreements and payments pursuant to any legal, tax, accounting and other professional fees and expenses, (b) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the General Partner, (c) fees and expenses related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of the General Partner and (d) other fees and expenses in connection with the maintenance of the existence of the General Partner (including any costs or expenses associated with being a public company listed on a national securities exchange). Notwithstanding anything to the contrary herein, any distributions made to the General Partner pursuant to this Section 9.6 shall be in addition to any distributions the General Partner is otherwise entitled to as a Partnership Unit Holder and shall create no obligation for the Partnership to make any additional distribution to the Limited Partners.

ARTICLE X

Limited Partners

10.1. Limited Liability. Except as provided in the Act, no Limited Partner shall be obligated personally for any of the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise. The Limited Partners shall take no part in the “control of the business” of the Partnership (which phrase shall have the meaning assigned to it under the Act) or otherwise take any action that would make the Limited Partner liable for the obligations of the Partnership under the Act. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the conduct or control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act. If appointed pursuant to this Agreement, a Limited Partner may serve as an officer of the Partnership. To the fullest extent permitted by law, no officer in its capacity as a Limited Partner or otherwise, shall be deemed to participate in the “control of the business” or affairs of the Partnership so as to make such Person liable as a general partner for the debts and obligations of the Partnership for purposes of the Act, and no such officer of the Partnership shall constitute a general partner of the Partnership or be liable for the obligations of the Partnership.

10.2. No Withdrawal. Other than with respect to the exchange provisions set forth in Section 3.2 or the Transfer provisions set forth in Article XIII, a Limited Partner shall not have the right to withdraw from the Partnership.

ARTICLE XI

Dissolution and Termination

11.1. Dissolution. The Partnership shall be dissolved and its affairs wound up upon the first to occur of:

(a) the sale of all or substantially all of the Partnership’s assets;

(b) the Bankruptcy of the General Partner or the occurrence of any other event that results in the General Partner ceasing to be a general partner under the Act (each, an “Event of Withdrawal”), provided that the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this Section 11.1(b) if, within 90 days after the Event of Withdrawal, the holders of at least a majority of the Class A Common Units, the Class B Common Units, the Class D Common Units and the Preferred Units, each voting as a separate class, consent in writing to continue the business of the Partnership and to the appointment, effective as of the Event of Withdrawal, of one or more additional General Partners;

(c) the entry of a decree of judicial dissolution pursuant to Section 17-802 of the Act;

(d) at any time there are no limited partners of the Partnership; or

(e) the consent of the General Partner and the consent of the holders of at least a majority of the Class A Common Units, the Class B Common Units, the Class D Common Units and the Preferred Units, each voting as a separate class.

11.2. Distribution of Assets Upon Termination.

(a) Upon the dissolution of the Partnership pursuant to Section 11.1, unless the Partnership is continued pursuant to Section 11.1(b), the General Partner (or if there is none or if such dissolution occurred pursuant to Section 11.1(c), a Person approved by Limited Partners holding a majority of the outstanding Partnership Units, voting together as a single class and group, to act as a liquidating trustee of the Partnership (the “Liquidating Trustee”)), shall proceed diligently to wind up the affairs of the Partnership and distribute its assets in accordance with the provisions of Section 11.2(d).

(b) All saleable assets of the Partnership may be sold in connection with any dissolution at public or private sale or at such price and upon such terms as the General Partner or the Liquidating Trustee, as the case may be, may deem advisable. A Partnership Unit Holder or any partnership, corporation or other entity in which a Partnership Unit Holder is in any way interested may purchase assets at such sale. The General Partner or the Liquidating Trustee, as the case may be, in its sole and absolute discretion, may in accordance with Section 11.2(d) distribute the assets of the Partnership in kind on the basis of the Fair Market Value thereof.

(c) Profits and Losses (and the related items of income, gain, loss and deduction, as determined in accordance with Section 5.3) of the Partnership in connection with any dissolution shall be determined as of the end of the period of winding up in accordance with the provisions of this Agreement and shall be credited or charged to the respective Capital Accounts (respectively) of the Partnership Unit Holders.

(d) Upon the dissolution and winding up of the Partnership, the assets of the Partnership shall be distributed in the following order of priority to the extent available:

(i) First, to creditors of the Partnership in satisfaction of any debts and liabilities of the Partnership (except for any loans made by Partnership Unit Holders), whether by payment or the making of reasonable provision for payment thereof (which may include the establishment of any reserve which the General Partner or the Liquidating Trustee deems necessary in its sole discretion to provide for any contingent, conditional or unmatured liabilities or obligations of the Partnership; at the expiration of such period of time as the General Partner or the Liquidating Trustee, as the case may be, deems advisable, the balance remaining in any such reserve after payment of any such liabilities and obligations shall be distributed in the manner hereinafter set forth in this Section 11.2(d)).

(ii) Second, to the Partnership Unit Holders that have made loans to the Partnership pro rata (in accordance with the amount of principal of such loans then outstanding) until each shall have received the outstanding principal of, and accrued and unpaid interest on, such loans.

(iii) Third, subject to Section 6.1(e), in the event that the Partnership has Post-IPO Accrued and Undistributed Profits, to the Partnership Unit Holders in accordance with their Percentage Interests at the time the Post-IPO Accrued and Undistributed Profits were earned or accrued (as determined by the General Partner) until the Partnership has distributed all Post-IPO Accrued and Undistributed Profits; provided that if a Partnership Unit Holder Transfers or exchanges a Partnership Unit subsequent to the Partnership earning or accruing profits but prior to the distribution of such profits, the transferee (including, in the case of an exchange, the General Partner) shall be entitled to the Post-IPO Accrued and Undistributed Profits associated with the Partnership Unit so Transferred or exchanged.

(iv) Fourth, to the Partnership Unit Holders in proportion to their interests in the Grossed-Up Pre-IPO Profits until the Partnership has distributed all Grossed-Up Pre-IPO Profits. The General Partner’s interest in the Grossed-Up Pre-IPO Profits shall equal the sum of (w) Net Grossed-Up Pre-IPO Profits and (x) any portion of the Limited Partners’ interests in the Pre-IPO Accrued and Undistributed Profits transferred to the General Partner. A Limited Partner’s interest in the Grossed-Up Pre-IPO Profits shall equal the sum of (y) the Limited Partner’s portion of Pre-IPO Accrued and Undistributed Profits set forth in the Capital Account Register as of the IPO Effective Time, and (z) any portion of the Limited Partners’ interests in the Pre-IPO Accrued and Undistributed Profits transferred to such Limited Partner; provided that if a Limited Partner Transfers or exchanges a Partnership Unit for Class A Common Stock or Convertible Preferred Stock subsequent to the IPO Effective Time but prior to the distribution of such Pre-IPO Accrued and Undistributed Profits, the transferee (including, in the case of an exchange, the General Partner) shall be entitled to the Pre-IPO Accrued and Undistributed Profits associated with the Partnership Unit so Transferred or exchanged (subject, in the case of the General Partner, to any rights of holders of securities of the General Partner in respect of such Pre-IPO Accrued and Undistributed Profits). For the avoidance of doubt, the aggregate amount distributed under this Section 11.2(d)(iv) with respect to Limited Partners’ interests in the Grossed-Up Pre-IPO Profits shall not exceed the aggregate amount of Pre-IPO Accrued and Undistributed Profits.

(v) Fifth, 100% to the Preferred Unit Holders (in proportion to their respective Capital Account balances), until the amount distributed on each Preferred Unit, including any preferential distributions previously made pursuant to Section 6.2(a), equals the Preferred Unit Preference Amount; provided that no distributions shall be made pursuant to this Section 11.2(d)(v) following the Preferred Units Preference Condition (whereupon, all further distributions shall be made in the manner described in clauses (vi) and (vii) below).

(vi) Sixth, in the event that any amounts were ever distributed pursuant to Section 6.2(a) or Section 11.2(d)(v), 100% to each of the Other Unit Holders (in proportion to their respective Capital Account balances), until the cumulative amount of all distributions made, or deemed to have been made, to such Other Unit Holders pursuant to Section 6.2(a) and Section 6.2(b) in respect of all Partial Capital Events since the Effective Time and this Section 11.2(d)(vi) equals the amount such Other Unit Holders would have received from all such distributions had each such distribution been made in accordance with the Partnership Unit Holders’ respective Percentage Interests at the times of such distributions. Distributions made pursuant to Section 6.2(a), Section 6.2(b), Section 11.2(d)(v) and this Section 11.2(d)(vi) shall not exceed, in the aggregate, an amount equal to the quotient of (i) the product of (x) the Preferred Unit Preference Amount multiplied by (y) the number of Preferred Units outstanding at the time of the initial distribution, if any, pursuant to Section 7.2(a) or, if no such distribution pursuant to Section 6.2(a) has been made, at the time of the first distribution pursuant to Section 11.2(d)(v) divided by (ii) the aggregate Percentage Interest of the Preferred Unit Holders at the time of the initial distribution referenced in the preceding clause (y).

(vii) Seventh, to the Partnership Unit Holders in proportion to their respective Capital Account balances.

(e) All distributions pursuant to Section 11.2(d) shall be made as soon as reasonably practicable following the dissolution of the Partnership, and in any event no later than the last day of the Fiscal Year in which the dissolution occurs or, if later, on the 90th day after the dissolution date.

(f) Notwithstanding any other provision of this Agreement to the contrary, (i) a sale of all of or substantially all the Partnership Units, (ii) a merger or consolidation or similar business combination or conversion of or involving the Partnership or (iii) any other sale or other disposition (directly or indirectly, whether by operation of law or otherwise) of all or substantially all of the Partnership’s assets or business (other than in connection with a formal dissolution of the Partnership) shall be deemed a complete liquidation of the Partnership and neither the Partnership nor the General Partner shall authorize or permit the Partnership to enter into any such transaction unless in connection therewith appropriate provisions have been made so that, in the case of a transaction referred to in clause (i) or (ii) above, the aggregate net proceeds payable to holders of Partnership Units in such transaction (taking into account the value of any Partnership Units retained immediately after completion of such transaction) or, in the case of a transaction referred to in clause (iii) above, the assets of the Partnership, shall be distributed in the manner specified in Section 11.2(d), except for de minimis variations therefrom.

ARTICLE XII

Voting and Class Approval Rights

12.1. Voting and Class Approval Rights.

(a) The consent of the General Partner and the consent of the holders of a majority of the Class A Common Units, the Class B Common Units, and the Class D Common Units, each voting as a separate class, are required to take any of the following actions:

(i) engage in a sale, transfer, conveyance or disposition of Partnership assets or assets of a Subsidiary, whether or not in contemplation of or in connection with a liquidation or dissolution of the Partnership, the Fair Market Value of which is greater than the 25% of the Fair Market Value of all of the assets of the Partnership and its Subsidiaries, or any merger, consolidation or other similar business combination involving the Partnership or a material Subsidiary whereby the then existing Partnership Unit Holders would have less than a 75% direct or indirect interest in the equity of the Partnership or any material Subsidiary;

(ii) except as required by or pursuant to Section 3.1, Section 3.2, Section 3.3 or Section 3.4, redeem or issue additional Partnership Units or interests in any Subsidiary, reclassify or create additional classes of Partnership Units or interests in any Subsidiary (except with respect to interests that are or will be held by the Partnership or any of its wholly-owned Subsidiaries); provided that, without the consent of the Limited Partners or any class thereof, the Partnership may (i) issue additional Partnership Units the issuance of which has been approved by the shareholders of the General Partner (including, for the avoidance of doubt, the issuance of additional Partnership Units pursuant to compensation plans of the General Partner that have been approved by the shareholders of the General Partner) and preferred units that are expressly junior in rights to the Preferred Units with respect to distribution rights and rights in liquidation of the Partnership, (ii) redeem Partnership Units from the General Partner if the General Partner uses the proceeds of such redemption to repurchase shares of its Class A Common Stock or Convertible Preferred Stock, (iii) from and after the date on which any person ceases to provide any services to the Partnership or any Subsidiary of the Partnership, redeem or reclassify Partnership Units that are held by such person, (iv) issue, redeem or reclassify interests in any Subsidiary of the Partnership that will be or are held by persons providing (or who formerly provided) services to the applicable Subsidiary of the Partnership, provided that the amount and terms of each such issuance, redemption or reclassification with respect to any such person have been approved by the board of directors of the General Partner or a committee thereof, and (v) after July 1, 2016, issue, redeem or reclassify Partnership Units or interests in any Subsidiary of the Partnership that will be or are held by persons providing (or who formerly provided) services to the Partnership or any Subsidiary of the Partnership, provided that such issuance, redemption or reclassification has been approved by the board of directors of the General Partner or a committee thereof; or

(iii) make any in-kind distributions;

provided that, in each case, (i) if any of the foregoing actions affect only certain classes of Partnership Units, only the approval of the General Partner and the affected classes is required for such action to be taken and (ii) the consent of a particular class of Partnership Units shall be required only if such class of Partnership Units represents at least 5% of the outstanding Partnership Units.

(b) The General Partner agrees, for the benefit of the holders of its Convertible Preferred Stock, that it shall vote the Preferred Units it holds pursuant to the directions of the holders of a majority of the outstanding shares of Convertible Preferred Stock on any occasion in which Preferred Unit Holders have the right to vote under this Agreement or the Act. For the avoidance of doubt, when voting in its capacity as the holder of Preferred Units, the General Partner shall be deemed a Limited Partner and, in such capacity, the General Partner (and the holders of the Convertible Preferred Stock in so instructing the General Partner) shall have no duties (including fiduciary duties) to the Partnership, any Partnership Unit Holder or any other Person notwithstanding any other provision in this Agreement, at law (whether common or statutory), in equity or otherwise.

ARTICLE XIII

Transferability of Partnership Units

13.1. Restrictions on Transfers. Other than as provided in Article III, no Transfer of all or any part of a Partnership Unit may be made except as provided in this Article XIII. GP Units may be issued only to the General Partner and are non-transferable. Notwithstanding anything to the contrary in this Article XIII, (i) the Exchange Agreement shall govern the exchange of Partnership Units for shares of Class A Common Stock or Convertible Preferred Stock, and an exchange pursuant to and in accordance with the Exchange Agreement shall not be considered a “Transfer” for purposes of this Agreement, (ii) the Certificate of Incorporation of APAM shall govern the conversion of Convertible Preferred Stock into Class A Common Stock, and a conversion pursuant to and in accordance with the Certificate of Incorporation of APAM shall not be considered a “Transfer” for purposes of this Agreement, and (iii) the Resale and Registration Rights Agreement shall govern the transfer of Registrable Securities (as defined therein).

13.2. Permitted Transfers of LP Units. Subject to the provisions of this Section 13.2, Section 13.4 and Section 13.5, a Limited Partner may Transfer all or a portion of its LP Units to the following:

(a) if such transferring Limited Partner is an individual, (1) his spouse or children, or a trust for the benefit of the transferring Limited Partner, his spouse or lineal descendants, or (2) with the consent of the General Partner, a transferee in a Transfer the purpose or intent of which is substantially equivalent with or similar to the purpose or intent of the types of Transfers permitted by sub-clause (1) above;

(b) if such transferring Limited Partner is Artisan Investment Corporation or a permitted transferee of Artisan Investment Corporation, to (1) the Zieglers, their respective spouse or child or a trust for the benefit of the foregoing or lineal descendants thereof, or (2) with the consent of the General Partner, a transferee in a Transfer the purpose or intent of which is substantially equivalent with or similar to the purpose or intent of the types of Transfers permitted by sub-clause (1) above;

(c) if such transferring Limited Partner is Sutter Hill Ventures or Frog & Peach Investors LLC, following the First Year Lock-Up Expiration Date, to partners or members of Sutter Hill Ventures or Frog & Peach Investors LLC, respectively;

(d) if such transferring Limited Partner is one of the Original H&F Holders, to its Affiliates or, following the First Year Lock-Up Expiration Date, to partners of the Original H&F Holders or other funds Affiliated with such Original H&F Holder.

13.3. Prohibited Transfers.

(a) Notwithstanding any other provisions of this Article XIII, no Limited Partner may Transfer all or any of its LP Units, except as provided in Article III, unless such Limited Partner shall have delivered an opinion of counsel (who may be counsel for the Partnership) or, with respect to tax matters, an opinion of a qualified tax advisor (who may be the tax advisor to the Partnership) satisfactory in form and substance to the General Partner, to the effect that:

(i) such Transfer, when added to the total of all other Transfers of LP Units within the preceding twelve (12) months, would not result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code;

(ii) such Transfer would not violate the registration or qualification provisions of the Securities Act or of any state securities or “Blue Sky” laws applicable to the Partnership or to the LP Units to be Transferred;

(iii) such Transfer would not cause the Partnership to lose its status as a partnership for federal income tax purposes or cause the Partnership to become subject to the Investment Company Act of 1940, as amended;

(iv) such Transfer would not cause the Partnership to be treated as a publicly traded partnership under Code Section 7704(b); and

(v) such Transfer would not result in any class of equity security of the Partnership being held of record by 500 or more Persons;

any such opinion of counsel or tax advisor, as applicable, to be delivered in writing to the Partnership not less than ten (10) days prior to the date of the Transfer. Each Limited Partner hereby severally agrees that it will not Transfer any LP Units except as permitted by this Agreement, and that any purported Transfer in violation of this Agreement shall be null and void. All or any portion of this Section 13.3(a) may be waived by the General Partner.

(b) No Partnership Unit Holder may Transfer any Partnership Units to any Person unless such Partnership Unit Holder Transfers to the same Person a number of shares of Class B Common Stock or Class C Common Stock.

13.4. Transferees.

(a) The Partnership shall not recognize for any purpose any purported Transfer of any Partnership Unit unless the provisions of Sections 13.1 through 13.4, inclusive, shall have been complied with and there shall have been filed with the Partnership a dated notice of such Transfer, in form satisfactory to the General Partner, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee or transferee, and such notice contains (i) the acceptance by the purchaser, assignee or transferee of all of the terms and provisions of this Agreement applicable to it, including the provisions of Section 14.8 and its agreement to be bound hereby, (ii) a representation that such Transfer was made in accordance with all applicable laws and regulations, (iii) a joinder to the Exchange Agreement executed by the purchaser, assignee or transferee pursuant to and in accordance with the Exchange Agreement, and (iv) a power of attorney granted by the purchaser, assignee or transferee to the General Partner to execute this Agreement on its behalf.

(b) Unless and until an assignee of a Partnership Unit shall have been admitted to the Partnership as a Substituted Limited Partner pursuant to Section 13.5, such assignee shall be entitled only to the economic rights of an assignee of a Partnership Unit under Section 17-702(a)(3) of the Act and any successor provision, and such assignee shall not have the power or right to exercise, or to compel by legal action or otherwise the assigning Partnership Unit Holder to exercise, any rights or powers of a Partnership Unit Holder, including without limitation the right to give consents with respect to such Partnership Unit; provided, however, that in any event a Person acquiring a Partnership Unit shall have only such rights as and shall be subject to all the obligations as are set forth in this Agreement, and, without limiting the generality of the foregoing, such Person shall not have any right to partition of the Partnership’s assets or to have the value of its Partnership Unit ascertained or receive the value of such Partnership Unit.

(c) Unless and until a Substituted Limited Partner is admitted in place of such assigning Limited Partner, such assigning Limited Partner shall not cease to be a Limited Partner or cease to have any of the rights or obligations of a Limited Partner hereunder.

(d) Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the assignor of any

Partnership Units as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to it, until such time as a written notice of the Transfer that conforms to the requirements of this Article XIII has been received by the Partnership and accepted by the General Partner.

(e) A Person who is the assignee of a Partnership Unit as permitted hereby but does not become a Substituted Limited Partner and who desires to make a further Transfer of such Partnership Unit, shall be subject to all of the provisions of this Article XIII to the same extent and in the same manner as any Limited Partner desiring to make a Transfer of its Partnership Unit.

13.5. Substituted Limited Partner.

(a) No Limited Partner shall have the right to substitute a purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient of all or any part of such Limited Partner’s Partnership Units as a Limited Partner in its place. Any such purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient of a Partnership Unit (whether pursuant to a voluntary or involuntary Transfer) shall be admitted to the Partnership as a Substituted Limited Partner only (i) with the consent of the General Partner, which consent may be given or withheld in its sole and absolute discretion, (ii) by satisfying the requirements of Section 13.3, Section 13.4 and subsection (b) of this Section 13.5, and (iii) upon an update by the General Partner of the Register and the Partnership’s certificate of limited partnership, if required to preserve the limited liability of the Limited Partners, all of which acts under this clause (iii) shall be done promptly, and (iv) upon execution of this Agreement or a counterpart hereof.

(b) Each Substituted Limited Partner, as a condition to its admission as a Limited Partner, shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Limited Partner to be bound by all the terms and provisions of this Agreement with respect to the Partnership Unit acquired. All reasonable expenses, including attorneys’ fees that are incurred by the Partnership in this connection and not paid by the assignor Limited Partner, shall be borne by such Substituted Limited Partner.

13.6. Partner Tax Documentation. Each of the Partnership Unit Holders and any other person upon becoming a partner in the Partnership agrees to furnish such documentation and information as may reasonably be requested by the General Partner and upon which the General Partner may rely under applicable Treasury Regulations (i) to conclude that such Partner or such other person is a U.S. Person under Section 7701(a)(30) of the Code or (ii) with respect to a Partnership Unit Holder or other person that is not a U.S. Person under Section 7701(a)(30) of the Code, to determine the residence of such Partnership Unit Holder or such other person in a manner that allows the General Partner to conclude that any withholding obligations that arise under the Code and the Treasury Regulations promulgated thereunder are reduced or eliminated by reason of such Partnership Unit Holder’s or such other person’s residence.

ARTICLE XIV

General Terms and Conditions

14.1. Partition. Each Partnership Unit Holder expressly waives any rights it might otherwise have for a partition of the Partnership’s assets.

14.2. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, legal representatives, successors and assigns permitted hereunder of the parties hereto.

14.3. Agreement in Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument. A Partnership Unit Holder’s execution of this Agreement transmitted by facsimile or by e-mail delivery of a “.pdf” (or similar) format data file shall be effective when said facsimile or data file is received by the General Partner. The page with the original signature shall be sent by overnight courier to the General Partner.

14.4. Jurisdiction; Venue; Service of Process.

(a) Each Partnership Unit Holder irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court declines jurisdiction, the courts of the State of Delaware sitting in Wilmington, Delaware and of the United States District Court for the District of Delaware sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such United States District Court. Each of the Partnership Unit Holders agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each Partnership Unit Holder irrevocably and unconditionally waives, to the fullest extent it may be permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 14.4(a). Each Partnership Unit Holder irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(c) Each Partnership Unit Holder irrevocably consents to service of process in the manner provided for notices in Section 14.5. Nothing in this Agreement shall affect the right of any Partnership Unit Holder to serve process in any other manner permitted by applicable law.

14.5. Notices. All notices, demands, consents, offers and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if delivered personally or by overnight courier or if mailed from within the United States, by registered or certified mail (return receipt requested), to the addresses set forth in the Register, or if transmitted by facsimile to the telephone numbers set forth in the Register. All notices shall be deemed effective on the date when delivered personally, the day after being sent by facsimile or by overnight carrier, or three days after having been mailed. Any Partnership Unit Holder may change its address by like notice stating its new address to the other Partnership Unit Holders. Commencing on the tenth day after the giving of such notice, such newly designated address shall be such Partnership Unit Holder’s address for the purpose of all notices, demands, consents, offers and other communications required or permitted to be given pursuant to this Agreement, unless the Partnership Unit Holder giving the notice specifies a later date.

14.6. Independence of Provisions. Each section of this Agreement shall be considered severable, and if for any reason any section or sections herein are determined to be invalid and contrary to any existing or future laws, such invalidity shall not impair the operation or effect the portions of this Agreement that are valid.

14.7. Execution of Documents. The Partnership Unit Holders agree to execute any instruments and documents as may be required by law or that a Partner reasonably deems necessary or appropriate to carry out the intent of this Agreement.

14.8. Power of Attorney.

(a) Each Limited Partner (other than H&F Brewer AIV, L.P. and Hellman & Friedman Capital Associates V, LP ), by its execution hereof, hereby irrevocably makes, constitutes and appoints the General Partner and the Liquidating Trustee, if any, in such capacity as Liquidating Trustee for so long as it acts as such, as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (ii) the certificate of limited partnership and all amendments to the Certificate required or permitted by law or the provisions of this Agreement; (iii) all certificates and other instruments deemed advisable by the General Partner or the Liquidating Trustee to carry out the provisions of this Agreement and applicable law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business, and the execution and filing of which is not inconsistent with the terms of this Agreement; (iv) all instruments that the General Partner or the Liquidating Trustee deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or Substituted Limited Partners, and adjustments of the Partnership Unit Holders’ Capital Accounts pursuant to the provisions of this Agreement; (v) all conveyances and other instruments or papers deemed advisable by the General Partner or the Liquidating Trustee to effect the dissolution and termination of the Partnership in accordance with the Partnership

Agreement; (vi) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership; and (vii) all other instruments or papers which may be required or permitted by law to be filed on behalf of the Partnership which are not legally binding on the Limited Partners in their individual capacity and are necessary to carry out the provisions of this Agreement.

(b) The foregoing power of attorney:

(i) is coupled with an interest, shall be irrevocable and, to the extent permitted by law, shall survive and shall not be affected by the subsequent dissolution, bankruptcy or reorganization of any Limited Partner;

(ii) may be exercised by the General Partner or the Liquidating Trustee as appropriate, either by signing separately as attorney-in-fact for each Limited Partner or by a single signature of the General Partner acting as attorney-in-fact for all of them; and

(iii) shall survive the delivery of an assignment, or a Transfer, by a Limited Partner of some or all of its Partnership Units; except that, where the assignee, or transferee, of some or all of such Limited Partner’s Partnership Units has been approved by the General Partner for admission to the Partnership as a Substituted Limited Partner, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purposes of enabling the General Partner or the Liquidating Trustee to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

(c) Each Limited Partner shall execute and deliver to the General Partner within fifteen (15) days after receipt of the General Partner’s request therefor such other instruments as the General Partner reasonably deems necessary to carry out the terms of this Agreement.

14.9. Amendments. The General Partner shall have the power to amend this Agreement, provided that consent of the holders of a majority of the Class A Common Units, Class B Common Units, Class D Common Units and/or Preferred Units, each voting as a separate class, shall be required if such amendment (whether made directly or pursuant to an amendment or adoption of a new partnership agreement (or similar governing agreement or instrument) in connection with a merger, consolidation, conversion or other reorganization involving the Partnership) materially and adversely affects such class of Units (other than any amendment or restatement of Schedule 6.1 required by the definitions of Bonus Make-Whole Share and Bonus Responsible Share); provided that no amendment increasing the personal liability (by decreasing the limited liability or otherwise) of a Limited Partner, requiring any additional capital contribution by a Limited Partner or converting a Limited Partner’s interest into a General Partner’s interest may be made without the consent of the affected Limited Partner.

14.10. Governing Law. The validity, interpretation and construction of this Agreement shall be determined and governed in all respects by the law of the State of Delaware.

14.11. Captions; Pronouns. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

14.12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings (oral or written) of the parties in connection with any matter covered hereby.

14.13. Partnership Unit Holders Voting as a Single Class. Except as otherwise set forth herein, the Partnership Unit Holders shall vote together as a single class and group of Limited Partners of the Partnership on all matters on which they are entitled to vote under this Agreement, under the Act, or otherwise, provided, for the avoidance of doubt, that the Class E Common Unit Holders shall not have any voting rights under this Agreement, under the Act or otherwise, except as expressly set forth in Section 14.9 or as required by law.

14.14. Effectiveness; Fourth Restated LP Agreement. This Agreement shall be effective concurrent with the Closing of the Offering and the completion of the purchase by APAM of Preferred Units and Preferred Shares, each as defined in the Unit and Share Purchase Agreement (the “Purchase Agreement Closing”) following the execution and delivery of this Agreement (the “Effective Time”); provided that the consent of the holders of a majority of the Class A Common Units set forth on Schedule A, the Class B Common Units set forth on Schedule B, the Class D Common Units and the Preferred Units, each voting as a separate class, to this Agreement shall have been obtained prior to the Purchase Agreement Closing and provided, further, that if the Effective Time shall not have occurred on or prior to December 31, 2013, this Agreement shall be null and void and the Fourth Restated LP Agreement shall remain in full force and effect. The Fourth Restated LP Agreement shall govern the rights and obligations of the parties to the Fourth Restated LP Agreement and the Partnership Unit Holders for the time prior to the Effective Time.

14.15. Confidentiality.

(a) Each Limited Partner agrees, and shall cause its respective Affiliates and its Affiliates’ personnel (including each of their accountants, legal advisers and other professional advisers), not to disclose to any other Person or otherwise use any non-public information regarding the business affairs of the Partnership, including, without limitation, the Audited Financial Statements, other financial information, client lists, business plans, investment information or strategy, or list of Partnership Unit Holders or other information regarding the ownership of the Partnership, in each case, whether or not marked confidential, (collectively, the “Confidential Information”); provided, however, that a Limited Partner (or any of its Affiliates) may disclose Confidential Information (i) to the extent required pursuant to the Requirements of Law, in any report, statement, testimony or other submission to any Governmental Authority or (ii) in order to comply with any Requirement of Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand, as the case may be, in the course of any litigation, investigation or administrative proceeding; provided, further, that if any party or its Affiliate is, in the opinion of counsel to such Person, required by Requirements of Law to disclose any Confidential Information, such Person shall (A) to the extent such action would not violate or conflict with Requirements of Law, promptly notify the General Partner of such Requirement of Law so that the Partnership may, in its sole discretion, seek an appropriate protective order and (B) if, in the absence of a protective order or the receipt of a waiver hereunder, such party or any of its Affiliates is nonetheless, in the opinion of counsel to such Person, compelled to disclose such Confidential Information, such Person, after notice to the party hereto to which such information relates (unless such notice would violate or conflict with Requirements of Law), may disclose such Confidential Information to the extent so required by Requirements of Law. If requested by the General Partner on behalf of the Partnership, the party disclosing such information shall (x) exercise commercially best reasonable efforts to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment or (y) cooperate with any attempt by the Partnership to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment. For the avoidance of doubt, the General Partner shall have the power to disclose or cause the Partnership to disclose Confidential Information as it deems necessary or appropriate.

(b) Each Limited Partner shall have the right to inspect any schedules or other registers, including the Capital Account Register, regarding the ownership and capital account balances of the Partnership Unit Holders.

14.16. Tax Classification. All Partnership Unit Holders agree to take any proper actions to ensure that the Partnership is treated as a partnership for U.S. federal income tax purposes. The Partnership Unit Holders further agree that no Partnership Unit Holder shall take any action inconsistent with the treatment of the Partnership as a partnership for U.S. federal income tax purposes.

14.17. Tax Reporting. The Partnership Unit Holders agree that in preparing and filing their tax returns they will report all tax items relating to the Partnership in a manner that is consistent with the treatment set forth herein, and consistent with the reporting of such items on the Partnership’s tax returns and reports.

14.18. Publicly Traded Partnership. The Partnership’s interests shall not be traded on an established securities market within the meaning of Treasury Regulation section 1.7704-1(b) and the Partnership shall use its reasonable best efforts to ensure that its interests are not readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Treasury Regulation section 1.7704-1(c).

14.19. Code Section 754 Election. The Partnership has in effect an election under Code Section 754, and shall have in effect such an election for all subsequent taxable years.

14.20. Tax Treatment of the Termination of the Partnership CVR Agreement. As provided for in the Fourth Restated LP Agreement, the Partnership CVR Agreement was

intended to be treated, together with the Fourth Restated LP Agreement, as a single “partnership agreement” under Section 761(c) of the Code and the Partnership CVRs were intended to be treated as part of the related Preferred Units for United States federal income tax purposes. Consistent with that treatment, the Partnership and each Partner agree to treat the termination of the Partnership CVR Agreement as a tax-free recapitalization of the related Preferred Units.

14.21. Interpretation in Certain Circumstances. If the board of directors of the General Partner determines that the result obtained by applying the terms of this Agreement is inconsistent with the intended substantive result, then, by a vote of at least three quarters of the members of the board of directors of the General Partner then in office, an alternative result and related allocations, determinations and distributions shall govern in lieu of the provisions of this Agreement notwithstanding anything in this Agreement to the contrary, provided that, if the board of directors of the General Partner does not then include a director designated pursuant to Section 5.1(a)(ii), 5.1(a)(iii) or 5.1(a)(iv) of the Stockholders Agreement, then the holders of a majority of the Class A Common Units, Class D Common Units or Class B Common Units, respectively, voting as a separate class, must approve any alternative result and related allocations, determinations and distributions.

[Next page is signature page]

IN WITNESS WHEREOF, this FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ARTISAN PARTNERS HOLDINGS LP is executed as of the date first above written.

GENERAL PARTNER:

ARTISAN PARTNERS ASSET MANAGEMENT INC.

By:

Name:

Title:

CLASS D COMMON UNIT HOLDER:

ARTISAN INVESTMENT CORPORATION

By:	Artisan Partners Asset Management Inc., its Agent and Attorney-in-Fact

By:

Name:

Title:

EACH CLASS A COMMON UNIT HOLDER LISTED ON SCHEDULE A HERETO

By:	Artisan Partners Asset Management Inc., its Agent and Attorney-in-Fact

By:

Name:

Title:

[Signature Page to Fifth Amended and Restated Agreement of Limited Partnership]

EACH CLASS B COMMON UNIT HOLDER LISTED ON SCHEDULE B HERETO

By:	Artisan Partners Asset Management Inc., its Agent and Attorney-in-Fact

By:

Name:

Title:

EACH CLASS E COMMON UNIT HOLDER LISTED ON SCHEDULE C HERETO

By:	Artisan Partners Asset Management Inc., its Agent and Attorney-in-Fact

By:

Name:

Title:

[Signature Page to Fifth Amended and Restated Agreement of Limited Partnership]

PREFERRED UNIT HOLDERS:

H&F BREWER AIV, L.P.

By:	Hellman & Friedman Investors V, L.P.

By:	Hellman & Friedman LLC

By:

Name:

Title:

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES V, L.P.

By:	Hellman & Friedman LLC

By:

Name:

Title:

[Signature Page to Fifth Amended and Restated Agreement of Limited Partnership]

APPENDIX A

Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural forms of the terms defined, where either such form is used in the Agreement):

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§17-101, et seq., as amended from time to time.

“Additional General Partner Securities” has the meaning set forth in Section 3.6.

“Additional Partnership Units” has the meaning set forth in Section 3.6.

“Adjusted Capital Account Deficit” means, with respect to any Partnership Unit Holder, the deficit balance, if any, in such Partnership Unit Holder’s Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:

(i) such Capital Account shall be deemed to be increased by any amounts that such Partnership Unit Holder is obligated to restore to the Partnership (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the second to last sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to allocations attributable to nonrecourse debt); and

(ii) such Capital Account shall be deemed to be decreased by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Shortfall” shall equal the sum of all of the Unit Shortfalls.

“Aggregate Surplus” shall equal the sum of all of the Unit Surplus.

“Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Artisan Partners Holdings LP, a Delaware limited partnership, as amended, restated or supplemented from time to time.

“APAM” means Artisan Partners Asset Management Inc., a Delaware corporation, and shall include its successors and assigns.

“Audited Financial Statements” has the meaning set forth in Section 8.3(a).

“Average Daily VWAP” means the average of the daily VWAP of a share of Class A Common Stock over the 60 Trading Days immediately prior to and including such Trading Day, with the first of such 60 Trading Days being no earlier than the 90th day after (i) the Follow-On Offering Closing Date (but in no event shall the first of such 60 Trading Days be prior to June 12, 2014) or (ii) June 12, 2014, if the Follow-On Offering Closing Date has not occurred by that date; provided that in calculating such average (A) the VWAP for any Trading Day during the 60 Trading Day period prior to the ex-date of any extraordinary distributions made on the Class A Common Stock during the 60 Trading Day period shall be reduced by the value (as determined in good faith by the Board) of such distribution per share of Class A Common Stock and (B) the VWAP for any Trading Day during the 60 Trading Day period prior to the date of a Subdivision or Combination of the Class A Common Stock during the 60 Trading Day period shall automatically be adjusted in inverse proportion to such Subdivision or Combination.

“Bankruptcy”, with respect to any Person, means and includes each of the following occurrences:

(a) such Person commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing; or

(b) an involuntary case or other proceeding is commenced against such Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of sixty (60) days; or an order for relief is entered against such Person under the federal bankruptcy laws of the United States as now or hereafter in effect.

“Bonus Make-Whole Amount” with respect to any Partnership Unit Holder means the product of (i) the quotient of (A) the Bonus Make-Whole Share with respect to such Partnership Unit Holder as of the relevant time divided by (B) the aggregate amount of Bonus Make-Whole Shares with respect to all Partnership Unit Holders as of the relevant time, and (ii) the aggregate amount by which any single distribution is being reduced with respect to Partnership Unit Holders with Bonus Responsible Shares pursuant to Section 6.1(e) plus the Special Make-Whole Amount to the extent the Special Make-Whole Amount has not been previously distributed.

“Bonus Make-Whole Share” with respect to any partner means the amount set forth under the column “Bonus Make-Whole Share” opposite such Partnership Unit Holder’s name on Schedule 6.1 as of the Effective Time less any amount that is applied after the Effective Time to increase distributions to such Partnership Unit Holder (or such Partnership Unit Holder’s transferee) pursuant to Section 6.1(e) or any amount otherwise paid by the Partnership to such Partnership Unit Holder in respect of such Partnership Unit Holder’s Bonus Make-Whole Share. The transferee of any LP Units (other than the General Partner) shall be allocated the portion of the transferring Partnership Unit Holder’s Bonus Make-Whole Share, if any, associated with the LP Units transferred. If a Partnership Unit Holder with a Bonus Make-Whole Share exchanges LP Units pursuant to the Exchange Agreement, the Bonus Make-Whole Share of such Partnership Unit Holder shall be reduced by the portion of the transferring Partnership Unit Holder’s Bonus Make-Whole Share associated with the LP Units exchanged. The General Partner’s calculation of each Partnership Unit Holder’s Bonus Make-Whole Share shall be conclusive and binding upon the Partnership Unit Holders absent manifest error by the General Partner. Notwithstanding anything to the contrary in this Agreement, the General Partner shall have the authority, without the consent of the holders of any other class of Partnership Units, to amend and restate Schedule 6.1 at the Effective Time to reduce each Partnership Unit Holder’s Bonus Make-Whole Share by the amount its distribution was increased pursuant to Section 7.1(e) of the Fourth Restated LP Agreement after the date of this Agreement and prior to the Effective Time. For the avoidance of doubt, no Bonus Make-Whole Share shall be allocated to the GP Units as of the Effective Time or thereafter.

“Bonus Responsible Share” with respect to any Partnership Unit Holder means the amount set forth under the column “Bonus Responsible Share” opposite such Partnership Unit Holder’s name on Schedule 6.1 as of the Effective Time less any amount that was applied after the Effective Time to reduce distributions to such Partnership Unit Holder (or such Partnership Unit Holder’s transferee) pursuant to Section 6.1(e) and any Special Make-Whole Amounts returned to the Partnership, provided that a Partnership Unit Holder’s Bonus Responsible Share shall not be less than zero. The transferee of any LP Units (other than the Partnership or the General Partner) shall be allocated the portion of the transferring Partnership Unit Holder’s Bonus Responsible Share, if any, associated with the LP Units transferred. If a Partnership Unit Holder with a Bonus Responsible Share exchanges LP Units pursuant to the Exchange Agreement, the Bonus Responsible Share of such Partnership Unit Holder shall be reduced by the portion of the transferring Partnership Unit Holder’s Bonus Responsible Share associated with the LP Units exchanged. The General Partner’s calculation of each Partnership Unit Holder’s Bonus

Responsible Share shall be conclusive and binding upon the Partnership Unit Holders absent manifest error by the General Partner. Notwithstanding anything to the contrary in this Agreement, the General Partner shall have the authority, without the consent of the holders of any other class of Partnership Units, to amend and restate Schedule 6.1 at the Effective Time to reduce each Partnership Unit Holder’s Bonus Responsible Share by the amount its distribution was reduced pursuant to Section 6.1(e)of the Fourth Restated LP Agreement after the date of this Agreement but before the Effective Time. For the avoidance of doubt, no Bonus Responsible Share shall be allocated to the GP Units as of the Effective Time or thereafter.

“Capital Account” means, with respect to each Partnership Unit Holder, the account established and maintained for such Partner pursuant to Article V.

“Capital Account Register” means a register maintained by the General Partner setting forth the Capital Accounts of the Partnership Unit Holders.

“Capital Account Shortfall” has the meaning set forth in Section 5.1(c)(i).

“Capital Contribution” of any Partnership Unit Holders means the amount received or deemed to have been received by the Partnership from such Partnership Unit Holder pursuant to Article V.

“Carrying Value” means, the value at which the assets of the Partnership are carried on the books of the Partnership maintained under Treasury Regulations §1.704-1(b)(2)(iv) (with such assets being revalued under Treasury Regulations §§1.704-1(b)(2)(iv)(e) and/or (f) in connection with each Revaluation Event).

“Certificate” has the meaning set forth in the Recitals.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of APAM.

“Class A Common Unit” means a unit representing a limited partner interest in the Partnership and designated in the Register as a Class A Common Unit as subdivided, reclassified or otherwise modified from time to time in accordance with this Agreement.

“Class A Common Unit Holder” means a Person identified as a “Class A Common Unit Holder” in the Register.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of APAM.

“Class B Common Unit” means a unit representing a limited partner interest in the Partnership and designated in the Register as a Class B Common Unit, as subdivided, reclassified or otherwise modified from time to time in accordance with this Agreement.

“Class B Common Unit Holder” means a Person identified as a “Class B Common Unit Holder” in the Register.

“Class C Common Stock” means the Class C common stock, par value $0.01 per share, of APAM.

“Class D Common Unit” means a unit representing a limited partner interest in the Partnership and designated in the Register as a Class D Common Unit, as subdivided, reclassified or otherwise modified from time to time in accordance with this Agreement.

“Class D Common Unit Holder” means a Person identified as a “Class D Common Unit Holder” in the Register.

“Class E Common Unit” means a unit representing a limited partner interest in the Partnership and designated in the Register as a Class E Common Unit as subdivided, reclassified or otherwise modified from time to time in accordance with this Agreement.

“Class E Common Unit Holder” means a Person identified as a “Class E Common Unit Holder” in the Register.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any specific section of the Code shall include such section, any regulations promulgated thereunder and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Common Unit” means a Class A Common Unit, a Class B Common Unit, a Class D Common Unit or a Class E Common Unit, and “Common Units” means the Class A Common Units, the Class B Common Units, the Class D Common Units and the Class E Common Units.

“Common Unit Holder” means a Person identified as a “Common Unit Holder” in the Register.

“Confidential Information” has the meaning set forth in Section 14.15(a).

“Contributing Partner” means those Partnership Unit Holders set forth on Schedule 6.1 with a Bonus Responsible Share greater than zero.

“Conversion Rate” means, (i) for any exchange of Preferred Units contemplated by Section 3.1(c), the Conversion Rate as calculated for such exchange pursuant to the Exchange Agreement, and (ii) for any conversion of Convertible Preferred Stock contemplated by Section 3.2, the Conversion Rate as calculated pursuant to the Certificate of Incorporation of APAM, as the same may be amended from time to time.

“Convertible Preferred Stock” means the convertible preferred stock, par value $0.01 per share, of APAM.

“Distributee Partner” has the meaning set forth in Section 6.1(c).

“Effective Time” has the meaning set forth in Section 14.14.

“Event of Withdrawal” has the meaning set forth in Section 11.1(b).

“Exchange Agreement” means the exchange agreement, dated as of the date hereof, between the General Partner and the other Partnership Unit Holders, as the same may be amended from time to time.

“Fair Market Value” means the value reasonably determined by the General Partner assuming a willing buyer and willing seller, both being apprised of all material information affecting said valuation.

“First Year Lock-Up Expiration Date” has the meaning assigned to it in the Resale and Registration Rights Agreement.

“Fiscal Period” means all or any portion of a Fiscal Year for which the Partnership is required to allocate Profits, Losses, and other items of income, gain, loss or deduction for federal income tax purposes, or pursuant to this Agreement.

“Fiscal Year” has the meaning set forth in Section 8.2.

“Follow-On Offering Closing Date” means the closing date of the follow-on offering APAM is obligated to conduct by June 12, 2014 pursuant to the Resale and Registration Rights Agreement.

“Fourth Restated LP Agreement” has the meaning specified in the Recitals.

“GAAP” means U.S. generally accepted accounting principles.

“General Partner” means APAM, in its capacity as general partner of the Partnership, and includes any Person who becomes a successor general partner of the Partnership.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, official, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, any court, tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization or securities exchange with regulatory or supervisory authority or oversight responsibilities.

“GP Unit” means a unit representing a general partner interest in the Partnership and designated in the Register as a GP Unit, as subdivided, reclassified or otherwise modified from time to time in accordance with this Agreement.

“GP Revaluation Event Allocable Gain” shall equal the excess, if any, of (i) the General Partner’s Percentage Interest (with respect to GP Units only) immediately after the Revaluation Event multiplied by the sum of the aggregate Revaluation Capital Account balances of all Partnership Unit Holders immediately prior to the Revaluation Event and the net amount of gain in connection with the Revaluation Event over (ii) the Revaluation Capital Account of the General Partner (with respect to GP Units only) immediately prior to the Revaluation Event.

“GP Revaluation Event Allocable Loss” shall equal the lesser of (i) the net amount of loss to be allocated under Section 5.1(c)(ii) and (iii) the excess, if any, of (A) the Revaluation Capital Account of the General Partner (with respect to GP Units only) immediately prior to the Revaluation Event, over (B) the General Partner’s Percentage Interest (with respect to GP Units only) immediately after the Revaluation Event multiplied by the difference of the aggregate Revaluation Capital Account balances of all Partnership Unit Holders immediately prior to the Revaluation Event minus the net amount of loss in connection with the Revaluation Event.

“Grossed-Up Pre-IPO Profits” means the quotient of (i) the Pre-IPO Accrued and Undistributed Profits divided by (ii) one (1) minus the Percentage Interest represented by the GP Units (excluding any GP Units issued upon exchange of LP Units).

“Interest in Profits” means the percentage interest in the Profits of the Partnership of each Partnership Unit Holder as set forth in the books and records of the Partnership at the relevant measurement date.

“IPO” means the initial public offering of the Class A Common Stock of the General Partner.

“IPO Effective Time” means 9:00 AM EST on March 12, 2013.

“Limited Partner” means a Person who holds one or more LP Units, and includes any Person admitted as an additional or substituted limited partner of the Partnership pursuant to the provisions of this Agreement, each in its capacity as a limited partner of the Partnership.

“Liquidating Trustee” has the meaning set forth in Section 11.2(a).

“Losses” has the meaning assigned thereto in the definition of “Profits” in this Appendix A.

“LP Unit” means a Common Unit or a Preferred Unit and “LP Units” means the Common Units and the Preferred Units.

“Minimum Gain” has the same meaning as “partnership minimum gain” as set forth in Sections 1.704-2(b)(2) and (d) of the Treasury Regulations.

“Net Grossed-Up Pre-IPO Profits” means (i) Grossed-Up Pre-IPO Profits minus (ii) Pre-IPO Accrued and Undistributed Profits.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Fiscal Period of the Partnership equals the net increase, if any, in the amount of Minimum Gain during that Fiscal Period, determined according to the provisions of Section 1.704-2(c) of the Treasury Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

“Non-Contributing Partner” means a Partnership Unit Holder entitled to receive a Bonus Make-Whole Share as set forth on Schedule 6.1.

“Original H&F Holders” means, collectively, H&F Brewer AIV, L.P. and Hellman & Friedman Capital Associates V, L.P.

“Original LP Agreement” has the meaning set forth in the Recitals.

“Other Unit Holder” means, at any particular time, any Partnership Unit Holder other than a Preferred Unit Holder. To the extent a Preferred Unit Holder also holds a Partnership Unit other than a Preferred Unit, that Preferred Unit Holder is an “Other Unit Holder” only to the extent of its ownership of such Partnership Unit.

“Partial Capital Event” means (i) a sale, transfer, conveyance or disposition of assets of the Partnership and/or any Subsidiary in which the Partnership directly or indirectly realizes cash or other liquid consideration, other than a transaction (A) in the ordinary course of business, (B) that involves assets of the Partnership or a Subsidiary having a Fair Market Value of less than or equal to 1% of the aggregate Fair Market Value of all assets of the Partnership and its Subsidiaries on a consolidated basis, or (C) that is a part of, or would result in, a dissolution of the Partnership or (ii) the incurrence of indebtedness by the Partnership and/or its Subsidiaries the principal purpose of which is distributing the proceeds thereof to the Partnership Unit Holders or equity holders of the Subsidiary, as applicable. For the avoidance of doubt, “Partial Capital Event” shall not include the incurrence of any indebtedness that is refinancing indebtedness of the Partnership existing on or prior to the Effective Time.

“Partner Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Treasury Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Treasury Regulations.

“Partnership” means Artisan Partners Holdings LP.

“Partnership CVRs” has the meaning set forth in the Partnership CVR Agreement.

“Partnership CVR Agreement” means the Partnership Contingent Value Rights Agreement, dated as of March 6, 2013, between the Partnership and the holders of the Partnership CVRs from time to time.

“Partnership Units” means the Common Units, the Preferred Units and the GP Units and any other classes or units or other interests in the Partnership created and issued in accordance with this Agreement following the Effective Time, as subdivided, reclassified or otherwise modified from time to time in accordance with this Agreement.

“Partnership Unit Holder” means a Person listed in the Register as holding one or more Partnership Units.

“Percentage Interest” of a Partnership Unit Holder shall be equal to a fraction (expressed as a percentage), the numerator of which is the number of Partnership Units held by such Partnership Unit Holder and the denominator of which is the number of Partnership Units held by all Partnership Unit Holders (it being understood that if the Partnership hereafter issues any equity securities other than GP Units, Preferred Units, Class A Common Units, Class B Common Units, Class D Common Units or Class E Common Units, then this definition shall be changed pursuant to an amendment of this Agreement in accordance with the terms hereof).

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture, or any other entity.

“Post-IPO Accrued and Undistributed Profits” means all Profits of the Partnership since the IPO Effective Time that have not previously been distributed to the Partnership Unit Holders under Section 6.1

“Pre-IPO Accrued and Undistributed Profits” means all Profits of the Partnership prior to the Effective Time that, as of the IPO Effective Time, had not previously been distributed to the Partnership Unit Holders. As of the IPO Effective Time, the Pre-IPO Accrued and Undistributed Profits were $192,559,520.28.

“Preferred Unit” means a unit representing a limited partner interest in the Partnership and designated in the Register as a “Preferred Unit” held by a Preferred Unit Holder as subdivided, reclassified or otherwise modified from time to time in accordance with this Agreement.

“Preferred Unit Holder” means a Person identified as a “Preferred Unit Holder” in the Register.

“Preferred Unit Loss Allocation” shall equal the lesser of (i) the absolute value of the net loss in connection with the Revaluation Event and (ii)(A) the aggregate

Revaluation Capital Account balances in respect of all of the Preferred Units Holders immediately prior to the Revaluation Event minus (B) the product of (1) the aggregate Revaluation Capital Account balances in respect of all Partnership Unit Holders immediately prior to the Revaluation Event reduced by the net loss in connection with the Revaluation Event multiplied by (2) the aggregate Percentage Interest of all the Preferred Unit Holders immediately following the Revaluation Event.

“Preferred Unit Preference Amount” means $34.49.

“Preferred Units Preference Condition” shall be satisfied on the first Trading Day as of which the Average Daily VWAP shall have been at least equal to (i) $43.11 (adjusted for any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class A Common Stock) divided by (ii) the Conversion Rate (as defined in the Certificate of Incorporation of APAM) on such Trading Day.

“Profits” and “Losses” means, for each Fiscal Year or part thereof, the Partnership’s income or loss on a consolidated basis for such period determined in accordance with GAAP. For the avoidance of doubt, any salary, bonus or taxable fringe benefits paid to a Partnership Unit Holder shall be treated as a deduction for the purposes of computing Profits and Losses.

“Purchase Agreement Closing” has the meaning set forth in Section 14.14.

“Register” means the register maintained by the General Partner listing the units held at a particular time by the Class A Common Unit Holders, the Class B Common Unit Holders, the Class D Common Unit Holders, the Class E Common Unit Holders, the Preferred Unit Holders, the General Partner and other Persons holding a class of Partnership Units other than those classes listed above in this definition, if any, in accordance with this Agreement

“Requirements of Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

“Resale and Registration Rights Agreement” means the amended and restated resale and registration rights agreement, dated as of the date hereof, between APAM and the Partnership Unit Holders, as the same may be amended from time to time.

“Revaluation Capital Account” means, with respect to each Partnership Unit Holder, such Partnership Unit Holder’s Capital Account less any Pre-IPO Accrued and Undistributed Profits or Post-IPO Accrued and Undistributed Profits otherwise allocated to such Capital Account.

“Revaluation Event” shall be deemed to have occurred immediately prior to the following events:

(i) the acquisition of additional Partnership Units from the Partnership by any new or existing Partnership Unit Holder (including the acquisition of additional GP Units by the General Partner pursuant to Section 3.4(a)(ii) or (iii), but excluding the acquisition of additional Partnership Units by the General Partner pursuant to Sections 3.1(a), 3.1(b) or 3.1(c) and the acquisition by the General Partner of GP Units in exchange for LP Units), or the admittance of any new Partnership Unit Holder (including a Class B Common Unit Holder) to the Partnership;

(ii) a distribution by the Partnership pursuant to Section 6.2 or Section 11.2(d);

(iii) the redemption of any Partnership Units;

(iv) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) (other than a liquidation caused by a termination of the Partnership under Code Section 708(b)(1)(B)); and

(v) such other event as may be permitted under applicable Treasury Regulations, as reasonably determined by the General Partner.

“Revalued Unit Target” shall equal (i) the sum of the aggregate Revaluation Capital Account balances of all Partnership Unit Holders immediately prior to the Revaluation Event and the net gain in connection with the Revaluation Event divided by (ii) the total number of Partnership Units outstanding immediately following the Revaluation Event.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Special Make-Whole Amount” has the meaning set forth in the Recitals.

“Special Tax Distribution” has the meaning set forth in Section 6.1(c).

“State Income Tax Rate” means the highest combined rate of state income tax and local income tax (for cities within such state) among the various state and local jurisdictions in which the Partnership Unit Holders are subject to tax as a result of owning Partnership Units.

“Stockholders Agreement” means the Stockholders Agreement, dated as of March 12, 2013, between APAM and certain holders of its capital stock from time to time party thereto, as the same may be amended from time to time.

“Subdivision or Combination” means any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the capital stock of a corporation or any subdivision (by any split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the equity interest of a non-corporate entity.

“Subsidiary” means, as to any Person, a Person more than 50% of the outstanding voting equity of which is owned, directly or indirectly, by the initial Person or by one or more other Subsidiaries of the initial Person. For the purposes of this definition, “voting equity” means equity that ordinarily has voting power for the election of directors or of Persons performing similar functions (such as a general partner of a partnership or the manager of a limited liability company), whether at all times or only so long as no senior class of equity has such voting power by reason of any contingency.

“Substituted Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 13.5.

“Surplus Unit Target” shall equal (i)(A) the aggregate Revaluation Capital Accounts balances of all Partnership Unit Holders immediately prior to the Revaluation Event less the net loss in connection with the Revaluation Event minus (B) the aggregate Revaluation Capital Accounts balances of all Preferred Unit Holders at such time after application of Section 5.1(c)(iii) divided by (ii) the total number of Common Units and GP Units outstanding immediately following the Revaluation Event.

“Tax Distribution” means the amount distributed to Partnership Unit Holders pursuant to Sections 6.1(a), 6.1(b) and 6.1(c).

“Tax Distribution Dates” means, except as provided in Section 6.1(b) and 6.1(c), January 15, April 15, June 15 and September 15 of each Fiscal Year commencing with January 15, 1995.

“Tax Matters Partner” has the meaning set forth in Section 8.5.

“Tax Rate” means the highest combined individual (i) federal income tax rate, (ii) State Income Tax Rate, (iii) rate of tax imposed under Section 1411 of the Code and (iv) rate of any other tax to which any Partnership Unit Holder is subject as a result of owning Partnership Units reasonably determined to be included by the General Partner, for the Fiscal Period at issue, assuming maximum applicability of the phase-out of itemized deductions contained in Section 68 of the Code.

“Tax Receivable Agreements” means (i) the Tax Receivable Agreement (Merger), dated as of the date hereof, between APAM and H&F Brewer AIV II, L.P., a Delaware limited partnership, and (ii) the Tax Receivable Agreement (Exchanges), dated as of the date hereof, between APAM and each Partnership Unit Holder.

“Terminated Employee-Partner” has the meaning set forth in Section 3.3.

“Trading Day” means a day on which (i) the Class A Common Stock at the close of regular session trading (not including extended or after hours trading) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market that is the primary market for the trading the Class A Common Stock, (ii) the Class A Common Stock has traded at least once during the regular session on the national securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock, and (iii) there has been no “market disruption event.” For these purposes, “market disruption event” means the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for the Class A Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Class A Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time.

“Transfer”, when used as a verb, means sell, exchange, give, assign, bequeath, pledge or otherwise encumber, divest, dispose of or transfer of ownership or control of all, any part or any interest in, whether voluntarily or by operation of law, either inter vivos or upon death, and when used as a noun, means a sale, exchange, gift, assignment, bequest, pledge, encumbrance, divestiture, disposition of or other transfer of ownership or control of all, any part or any interest in, whether voluntarily or by operation of law, either inter vivos or upon death.

“Treasury Regulations” means the regulations adopted from time to time by the Department of the Treasury under the Code.

“Unit and Share Purchase Agreement” has the meaning set forth in the Recitals.

“Unit Shortfall” in respect of a Common Unit Holder shall equal the excess, if any, of (i) the Revalued Unit Target over (ii) the Revaluation Capital Account in respect of the Common Unit Holder immediately prior to the Revaluation Event.

“Unit Surplus” in respect of a Common Unit Holder shall equal the excess, if any, of (i) the Revaluation Capital Account in respect of the Common Unit Holder immediately prior to the Revaluation Event over (ii) the Surplus Unit Target.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg page “APAM<equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, the market price of one share of such common stock on such day, determined by a nationally recognized independent investment banking firm retained for this purpose by the General Partner). VWAP will be determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours.

“Zieglers” means Andrew A. Ziegler and Carlene Murphy Ziegler.

APPENDIX B

Allocations in Extraordinary Situations

This Appendix sets forth certain allocations that will apply to the extent and under the circumstances provided below in lieu of the allocation provided in Section 7.1 of the Partnership Agreement. In no event will an allocation or distribution under the Agreement (including this Appendix B) be made which results in, or increases, an Adjusted Capital Account Deficit as of the end of the Fiscal Year to which such allocation or distribution relates. Except as otherwise provided, capitalized terms have the meanings assigned thereto in the Agreement.

1. Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Appendix, if there is a net decrease in Minimum Gain during any Fiscal Period, each Partnership Unit Holder shall be specially allocated items of income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Period) in an amount equal to such Partnership Unit Holder’s share of the net decrease in Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and (j)(2) of the Treasury Regulations. This Section 1(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Appendix, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Period, each Partnership Unit Holder who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Partnership Unit Holder’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Treasury Regulations. This Section 1(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Partnership Unit Holder unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain (including gross income) shall be specially allocated to each such Partnership Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partnership Unit Holder as quickly as possible, provided that an allocation pursuant to this Section 1(c) shall be made if and only to the extent that such Partnership Unit Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Appendix have been tentatively made as if this Section 1(c) were not in the Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Period shall be allocated among the Partnership Unit Holders in accordance with Section 7.1 of the Agreement.

(e) Imputed Interest. To the extent the Partnership has taxable interest income or deduction with respect to any obligation of a Partnership Unit Holder to the Partnership pursuant to Section 483, Sections 1271 through 1288, or Section 7872 of the Code:

(i) Such interest income or deduction shall be specially allocated to the Partnership Unit Holders to whom such obligation relates; and

(ii) The amount of such interest income or deduction shall be excluded from the Capital Contributions credited or debited to such Partnership Unit Holder’s Capital Account in connection with payments of principal with respect to such obligations.

(f) Allocations Relating to Taxable Issuance of Partnership Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Partnership Units or other interests in the Partnership shall be allocated among the Partnership Unit Holders so that, to the extent possible, the net amount of such items, together with all other allocations under the Agreement to each Partnership Unit Holder, shall be equal to the net amount that would have been allocated to each such Partnership Unit Holder if such items had not been realized.

2. Curative Allocations. The allocations set forth in Sections 1(a), 1(b), 1(c), 1(d), 1(e) and 1(f), above, (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partnership Unit Holders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss, or deduction pursuant to this Section 2. Therefore, notwithstanding any other provision of this Appendix (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Partnership Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partnership Unit Holder would have had if the Regulatory Allocations were not part of this Appendix. In exercising his discretion under this Section 2, the General Partner shall take into account future Regulatory Allocations under Sections 1(a) and 1(b), above, that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 1(d), above.

3. Creditable Foreign Taxes. Creditable foreign taxes shall be allocated to the Partnership Unit Holders in accordance with the Partnership Unit Holders’ distributive shares of income (including income allocated pursuant to Code Section 704(c) to which the creditable foreign tax relates. The provisions of this Section 3 are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(4)(viii).

4. Transfer of Interests. In the event Partnership Units or other interests in the Partnership are Transferred pursuant to the Agreement during any Fiscal Period, the Profits (or Losses) allocated to the Partnership Unit Holders for each such Fiscal Period, and the related items of income, gain, loss or deduction as determined under Section 5.3 of the Agreement, shall be allocated among the transferring Partnership Unit Holders in proportion to the Partnership Units or other interests in the Partnership each holds from time to time during such Fiscal Period in accordance with Section 706 of the Code, using any convention permitted by law and selected by the General Partner.

5. Tax Allocations.

(a) Capital Contributions. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Capital Contribution shall, solely for tax purposes, be allocated among the Partnership Unit Holders so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Fair Market Value. Income, gain, loss, or deduction attributable to property held by the Partnership upon the Effective Time, and with a variation between adjusted basis and initial Fair Market Value, will be allocated under the traditional method as described in Treasury Regulation Section 1.704-3(b).

(b) Adjustment of Carrying Value. In the event the Carrying Value of any asset of the Partnership is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value as so adjusted in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder and shall be allocated under the traditional method as described in Treasury Regulation Section 1.704-3(b).

(c) Elections. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intent of this Agreement. For the avoidance of doubt, the General Partner shall not elect to take into account the difference referred to in 5(a) and 5(b) other than in accordance with the traditional method as described in Treasury Regulation Section 1.704-3(b). Allocations pursuant to this Section 5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of the Agreement.

6. Recharacterization of Guaranteed Payment as Distribution. In the event that a guaranteed payment to a Partnership Unit Holder is ultimately recharacterized (as the result of an audit of the Partnership’s tax return or otherwise) as a distribution for federal income tax purposes, and if such recharacterization has the effect of disallowing a deduction or reducing the adjusted basis of any asset of the Partnership, then an amount of the Partnership’s gross income equal to such disallowance or reduction shall be allocated to the recipient of such payment.